Exhibit (a)(1)(A)

Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

BY

H&R BLOCK, INC.

UP TO $1,500,000,000 OF SHARES OF ITS COMMON STOCK

AT A PURCHASE PRICE NOT LESS THAN $32.25

AND NOT GREATER THAN $37.00 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, OCTOBER 2, 2015, UNLESS THE OFFER IS EXTENDED

(SUCH TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”).

H&R Block, Inc., a Missouri corporation (“H&R Block,” the “Company,” “we” or “us”), invites our shareholders to tender shares of our common stock, no par value per share (the “Shares”), pursuant to (i) auction tenders at prices specified by the tendering shareholder of not less than $32.25 and not greater than $37.00 per Share (“Auction Tenders”) or (ii) purchase price tenders (“Purchase Price Tenders”), in either case, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as they may be amended or supplemented from time to time, together constitute the “Offer”). We are offering to purchase Shares having an aggregate purchase price of up to $1,500,000,000. Shareholders who wish to tender Shares without specifying a price at which such Shares may be purchased by the Company should make a Purchase Price Tender. Under a Purchase Price Tender, Shares will be purchased, upon the terms and subject to the conditions of the Offer, at the Purchase Price (as defined below) determined as provided herein. Shares tendered pursuant to Purchase Price Tenders will be deemed to be tendered at the minimum price of $32.25 per Share for purposes of determining the Purchase Price. Shareholders who validly tender Shares without specifying whether they are making an Auction Tender or a Purchase Price Tender will be deemed to have made a Purchase Price Tender.

After the Expiration Time, we will, upon the terms and subject to the conditions of the Offer, determine a single price per Share (the “Purchase Price”), which will be not less than $32.25 and not greater than $37.00 per Share, that we will pay for Shares purchased in the Offer. The Purchase Price will be the lowest price per Share of not less than $32.25 and not greater than $37.00 that will enable the Company to purchase the maximum number of Shares validly tendered in the Offer and not validly withdrawn having an aggregate purchase price of up to $1,500,000,000. Only Shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase in the Offer. Shares validly tendered pursuant to an Auction Tender at a price specified in the Auction Tender that is greater than the Purchase Price will not be purchased. Upon the terms and subject to the conditions of the Offer, if Shares having an aggregate purchase price of less than $1,500,000,000 are validly tendered and not validly withdrawn, we will buy all Shares validly tendered and not validly withdrawn, subject to the satisfaction, in our reasonable judgment, or waiver of the conditions to the Offer. Because of the proration, “odd lot” priority and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if Shares are validly tendered at or below the Purchase Price (and not validly withdrawn) having an aggregate purchase price of more than $1,500,000,000.

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), in the event that Shares are validly tendered at or below the Purchase Price (and not validly withdrawn) having an aggregate purchase price of more than $1,500,000,000, we may exercise our right to amend the Offer to purchase up to an additional 2% of our outstanding Shares without extending the Expiration Time. We also expressly reserve the right, in our sole discretion, to amend the Offer to purchase additional Shares, subject to applicable law. See Sections 1 and 16.

At the maximum Purchase Price of $37.00 per Share, we would purchase 40,540,541 Shares if the Offer is fully subscribed, which would represent approximately 14.7% of the issued and outstanding Shares as of August 31, 2015, the last full trading day before we announced our intention to make the Offer. At the minimum Purchase Price of $32.25 per Share, we would purchase 46,511,628 Shares if the Offer is fully subscribed, which would represent approximately 16.8% of our issued and outstanding Shares as of August 31, 2015.

The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is, however, subject to other conditions, including the Financing Condition (as defined below). See Sections 7 and 9.

The Shares are listed on the New York Stock Exchange (the “NYSE”) and trade under the symbol “HRB.” On August 31, 2015, the last full trading day prior to the day we announced our intention to make the Offer, the last reported sale price of the Shares was $34.02 per Share. On September 1, 2015, the last full trading day before we commenced the Offer, the last reported sale price of the Shares was $32.95 per Share. Shareholders are urged to obtain current market quotations for the Shares before deciding whether, and at what price or prices, to tender their Shares pursuant to the Offer. See Section 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

If you have questions or need assistance, you should contact J.P. Morgan Securities LLC, the dealer manager for the Offer (the “Dealer Manager”), or Georgeson Inc., the information agent for the Offer (the “Information Agent”), at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other Offer materials, you should contact the Information Agent.

The Dealer Manager for the Offer is:

J.P. Morgan

Offer to Purchase, dated September 2, 2015

IMPORTANT

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS NOR THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY (AS DEFINED BELOW) MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER THEM. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER, AND AT WHAT PRICE OR PRICES, TO TENDER YOUR SHARES PURSUANT TO THE OFFER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE, IN THE RELATED LETTER OF TRANSMITTAL AND IN THE OTHER OFFER MATERIALS, INCLUDING THE PURPOSE AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER AND/OR FINANCIAL OR TAX ADVISOR.

If you wish to tender all or any portion of your Shares, you must do one of the following before the Expiration Time:

•	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;

•	if you hold Shares in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, certificates for your Shares and any other documents required by the Letter of Transmittal, to Wells Fargo Bank, N.A., the depositary for the Offer (the “Depositary”), at the applicable address shown on the back cover of this Offer to Purchase;

•	if you are an institution participating in The Depository Trust Company (“DTC”), and you hold your Shares through DTC, tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase;

•	if you are a holder of vested stock options to purchase Shares under any of our Equity Plans (as defined below), you may, subject to the requirements of the applicable Equity Plan and award agreement, exercise your vested stock options and tender any of the Shares issued upon exercise in the Offer. If you elect to exercise vested options and tender Shares issued pursuant to such exercise, you must complete the exercise of such vested options sufficiently in advance of the Expiration Time in order to provide you with adequate time to validly tender the Shares in the Offer. Exercises of options cannot be revoked even if some or all of the Shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason; or

•	if you are a holder of performance share units, market stock units or restricted share units outstanding under any of our Equity Plans, you may tender the Shares underlying such units only if they have vested and you have received the underlying Shares free of restrictions on the transfer of such Shares.

If you wish to tender your Shares but (i) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Time, (ii) you cannot comply with the procedure for book-entry transfer by the Expiration Time, or (iii) your other required documents cannot be delivered to the Depositary by the Expiration Time, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact such nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

If you wish to maximize the likelihood that your Shares will be purchased by us, you should validly tender your Shares pursuant to a Purchase Price Tender. Shares tendered pursuant to Purchase Price Tenders will be deemed to be tendered at the minimum price of $32.25 per Share for purposes of determining the Purchase Price. You should understand that this election may lower the Purchase Price which is to be paid for all purchased Shares in the Offer and could result in your Shares being purchased at the minimum price of $32.25 per Share. The lower end of the price range for the Offer is below the closing market price for the Shares on September 1, 2015, the last full trading day before we commenced the Offer, when the closing market price for the Shares on the NYSE was $32.95. See Section 3.

WE ARE NOT AWARE OF ANY JURISDICTION WHERE THE MAKING OF THE OFFER IS NOT IN COMPLIANCE WITH APPLICABLE LAW. IF WE BECOME AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES WHERE THE MAKING OF THE OFFER OR THE ACCEPTANCE OF SHARES PURSUANT TO THE OFFER IS NOT IN COMPLIANCE WITH ANY VALID APPLICABLE LAW, WE WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH THE APPLICABLE LAW. IF, AFTER A GOOD FAITH EFFORT, WE CANNOT COMPLY WITH THE APPLICABLE LAW, THE OFFER WILL NOT BE MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, THE HOLDERS OF SHARES RESIDING IN THAT JURISDICTION WITHIN THE UNITED STATES. IN ANY JURISDICTION WHERE THE SECURITIES OR BLUE SKY LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER IS BEING MADE ON OUR BEHALF BY THE DEALER MANAGER OR ONE OR MORE REGISTERED BROKERS OR DEALERS, WHICH ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE, IN THE RELATED LETTER OF TRANSMITTAL OR IN THE OTHER OFFER MATERIALS. OUR DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME OTHER THAN THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAVE BEEN NO CHANGES IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN THE AFFAIRS OF H&R BLOCK OR ANY OF ITS SUBSIDIARIES OR AFFILIATES SINCE THE DATE HEREOF. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT.

If you have questions or need assistance, you should contact J.P. Morgan Securities LLC, the Dealer Manager for the Offer, or Georgeson Inc., the Information Agent for the Offer, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other Offer materials, you should contact the Information Agent.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary highlights certain information from this Offer to Purchase, but it does not describe all of the details of the Offer to the same extent as they are described elsewhere in this Offer to Purchase. To understand the Offer fully, and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the other Offer materials. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase Shares?

The issuer of the Shares, H&R Block, Inc., is offering to purchase your Shares. See Section 1.

How many Shares is H&R Block offering to purchase?

Upon the terms and subject to the conditions of the Offer, we are offering to purchase, at the Purchase Price, Shares of common stock validly tendered in the Offer and not validly withdrawn, up to a maximum aggregate purchase price of $1,500,000,000. Because the Purchase Price will only be determined after the Expiration Time, the number of Shares that will be purchased will not be known until after that time. See Sections 1 and 2.

At the maximum Purchase Price of $37.00 per Share, we would purchase 40,540,541 Shares if the Offer is fully subscribed, which would represent approximately 14.7% of the issued and outstanding Shares as of August 31, 2015, the last full trading day before we announced our intention to make the Offer. At the minimum Purchase Price of $32.25 per Share, we would purchase 46,511,628 Shares if the Offer is fully subscribed, which would represent approximately 16.8% of the issued and outstanding Shares as of August 31, 2015.

In addition, in the event that Shares are validly tendered at or below the Purchase Price (and not validly withdrawn) having an aggregate purchase price of more than $1,500,000,000, we may exercise our right to purchase up to an additional 2% of our outstanding Shares without extending the Expiration Time. We also expressly reserve the right, in our sole discretion, to amend the Offer to purchase additional Shares, subject to applicable law. See Sections 1 and 16.

The Offer is not conditioned on any minimum number of Shares being tendered by shareholders, but is subject to certain other conditions, including the Financing Condition. See Sections 7 and 9.

What will be the Purchase Price for the Shares and what will be the form of payment?

We are conducting this Offer through a procedure commonly called a “modified Dutch auction.” This procedure allows you to select the price within a price range specified by us at which you are willing to sell your Shares. The price range for the Offer is $32.25 to $37.00 per Share. You also may elect to make a Purchase Price Tender, meaning that you will accept the Purchase Price that we determine pursuant to the terms of the Offer. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at the minimum price per Share under the Offer of $32.25 for purposes of determining the Purchase Price. See Section 1.

We will select the single lowest purchase price (in multiples of $0.25) (the “Purchase Price”) within the price range for the Offer that will allow us to purchase Shares having an aggregate purchase price of up to $1,500,000,000 or, if Shares having an aggregate purchase price of less than $1,500,000,000 are validly tendered and not validly withdrawn, we will buy all Shares validly tendered and not validly withdrawn, subject to the satisfaction, in our reasonable judgment, or waiver of the conditions to the Offer. All Shares acquired in the Offer will be purchased at the Purchase Price, even from shareholders who have selected a price lower than the Purchase Price, but we will not purchase any Shares tendered at a price above the Purchase Price.

If your Shares are purchased in the Offer, you will receive the Purchase Price for each of the Shares you tender pursuant to the Offer, net to the seller in cash, less any applicable withholding taxes and without interest, promptly after the Expiration Time. Under no circumstances will we pay interest on the Purchase Price, including but not limited to, by reason of any delay in making payment.

How will H&R Block pay for the Shares?

The maximum aggregate purchase price for the Shares purchased in the Offer will be $1,500,000,000. We expect to fund the purchase of Shares in the Offer with a combination of available cash, borrowings under a new 2015 Credit Facility (as defined below) that our wholly owned subsidiary, Block Financial LLC (“Block Financial”), intends to enter into prior to the consummation of the Offer (and that will be guaranteed by the Company), and/or proceeds of any incremental debt Block Financial may issue prior to the consummation of the Offer. The Offer is subject to Block Financial’s entry into the 2015 Credit Facility and the availability of funds thereunder that, together with other available funds, are sufficient to fund the purchase of Shares in the Offer (the “Financing Condition”). This means that if we are not able to satisfy the Financing Condition, we will not be required to close the Offer. Proceeds from the borrowings under the 2015 Credit Facility are expected to be available at least five business days prior to the Expiration Time. See Sections 5, 7 and 9. If the Financing Condition is satisfied or waived, we will promptly disclose this information and extend the Offer to the extent required by Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

What is the purpose of the Offer?

On September 1, 2015 we announced that our Board of Directors approved a new share repurchase program, which provides for the repurchase of up to $3.5 billion of Shares through June 2019. The Offer is a component of this program. We believe that the share repurchase program, including the repurchase of Shares pursuant to the Offer, demonstrates our commitment to shareholder value creation.

In determining to authorize the share repurchase program and the Offer, our Board of Directors considered a broad range of factors, including the aggregate fair market value of our assets and the total amount of our liabilities (including contingent liabilities), the amount of excess capital we have available to return to shareholders, along with our capacity to effect additional borrowings and incur incremental debt without compromising our investment grade rating metrics, market conditions, our financial condition, operations, liquidity and capital needs, strategy and expectations for the future, the current and historical market prices of our Shares, alternative methods of utilizing our excess capital and the potential attractiveness of the Offer to our shareholders. Our Board of Directors also considered risks and uncertainties, including the potential for negative developments relating to our business, the securities markets generally and our ability to resolve contingent liabilities at the amounts and at the times currently estimated.

Based on this review, our Board of Directors determined that the Offer is a prudent use of our financial resources and represents an efficient mechanism to provide our shareholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment if they so elect. In particular, our Board of Directors believes the “modified Dutch auction” tender offer set forth in this Offer to Purchase provides shareholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares without the usual transaction costs inherent in open market sales (e.g., brokerage commissions, solicitation fees and stock transfer taxes) and is consistent with our goal of shareholder value creation. Shareholders who choose not to tender their Shares and shareholders who effect a conditional tender for which the condition is not satisfied will own a greater percentage ownership of our outstanding Shares following the consummation of the Offer. In addition, shareholders who retain an equity interest in the Company as a result of a partial tender of Shares or proration also may own a greater percentage ownership of our outstanding Shares following the consummation of the Offer. We also expect that the Offer, if completed, will be accretive to currently projected earnings per share, although there can be no assurance of this. We believe that we will have adequate cash generating capacity, and we expect that our current cash balances, anticipated cash flows from operations, borrowing capacity and incremental debt issuances will exceed our capital requirements for normal operations, capital expenditures and acquisitions and other opportunities for growth that may arise. See Section 2 for additional information about the purpose of the Offer.

How long do I have to tender my Shares?

Shares may be tendered at any time until the Expiration Time. The Offer will expire at 5:00 P.M., New York City time, on Friday, October 2, 2015, unless we extend the Offer. See Sections 1 and 16.

If brokers, dealers, commercial banks, trust companies or other nominees hold your Shares, it is likely that they will require you to meet an earlier deadline for accepting the Offer. We recommend that beneficial owners holding Shares through nominees and wishing to participate in the Offer contact such nominees as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer. See Section 3.

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

Yes. We can extend or amend the Offer in our sole discretion at any time. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. If we extend the Offer, we will delay the acceptance of any Shares that have been tendered, and any Shares that have been previously tendered may be withdrawn up until the Expiration Time, as so extended. We can also terminate the Offer under certain circumstances. See Sections 7 and 16.

How will I be notified if the Offer is extended, amended or terminated?

If the Offer is extended, we will make a public announcement of the extension and the new Expiration Time no later than 9:00 A.M., New York City time, on the first business day after the previously scheduled Expiration Time. We will announce any amendment to, or termination of, the Offer by making a public announcement of the amendment or termination. See Section 16. If we extend the Offer, you may withdraw your Shares until the Expiration Time, as extended. See Section 4.

Are there any conditions to the Offer?

Yes. Our obligation to accept for payment and pay for your tendered Shares depends upon certain conditions that must be satisfied in our reasonable judgment or waived by us, on or prior to the Expiration Time, including but not limited to:

•	The Financing Condition. See Sections 7 and 9;

•	Neither Standard & Poor’s Ratings Group, a Standard & Poor’s Financial Services LLC business (together with Standard & Poor’s Rating Group, “Standard & Poor’s”) nor Moody’s Investors Service, Inc. (“Moody’s”) shall have downgraded the rating accorded any of the Company’s or its subsidiaries’ indebtedness to a rating that is not investment grade (i.e., to a long-term rating of less than BBB- for Standard & Poor’s or less than Baa3 for Moody’s) or withdrawn the rating accorded any of the Company’s or its subsidiaries’ indebtedness;

•	No action, suit or proceeding shall have been instituted, threatened, pending or taken that, in our reasonable judgment, among other things, prohibits or otherwise affects the making of the Offer or could be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair in any way the contemplated future conduct of the business of us or any of our subsidiaries;

•	No change in the general political, market, economic or financial conditions, domestically or internationally, that could, in our reasonable judgment, be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or that otherwise materially impairs the contemplated future conduct of our or our subsidiaries’ business, shall have occurred;

•	No commencement or material escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, in our reasonable judgment, shall have occurred directly or indirectly involving the United States on or after September 1, 2015;

•	No decrease of more than 10% in the market price for the Shares or in the general level of market prices for equity securities in the Dow Jones Industrial Average, the NYSE Composite Index, the NASDAQ Composite Index or the Standard & Poor’s 500 Composite Index measured from the close of trading on September 1, 2015 shall have occurred;

•	No limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could be expected to materially affect, the extension of credit by banks or other lending institutions in the United States shall have occurred;

•	No legislation amending the Internal Revenue Code of 1986, as amended (the “Code”), shall have passed either the United States House of Representatives or the Senate or otherwise shall be pending before the United States House of Representatives or the Senate or any committee thereof, the effect of which would be to change the U.S. federal income tax consequences of the consummation of the Offer in any manner that, in our reasonable judgment, could adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impairs the contemplated future conduct of our or our subsidiaries’ business;

•	No person shall have commenced, proposed or announced or have publicly disclosed a tender or exchange offer (other than this Offer) for any or all of the Shares, any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction;

•	No entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares (other than as and to the extent publicly disclosed in a Schedule 13D or Schedule 13G filed with the SEC before September 2, 2015), and no entity, group or person who has made such a filing before September 2, 2015 shall acquire or proposes to acquire (other than by virtue of the Offer) beneficial ownership of an additional 1% or more of our outstanding Shares. In addition, no new group shall have been formed that beneficially owns (as a group) more than 5% of our outstanding Shares;

•	No change or changes shall have occurred or are threatened in our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects that, in our reasonable judgment, has or could be expected to have a material adverse effect on us or our subsidiaries, or on the trading in the Shares, or the proposed financing for the Offer or on the benefits we expect to receive from the Offer;

•	No statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, among other things, in our reasonable judgment, could be expected to prohibit, restrict or delay consummation of the Offer; and

•	No determination shall have been made by us that the consummation of the Offer and the purchase of the Shares may cause the Shares to be delisted from the NYSE or held of record by fewer than 300 persons.

For a more detailed discussion of these and other conditions to the Offer, please see Section 7.

How will the Offer affect the number of Shares outstanding and the number of record holders of H&R Block?

As of August 31, 2015, the trading day before we announced our intention to make the Offer, we had 276,359,906 issued and outstanding Shares. At the maximum Purchase Price of $37.00 per Share, we would purchase 40,540,541 Shares if the Offer is fully subscribed, which would represent approximately 14.7% of our issued and outstanding Shares as of August 31, 2015. At the minimum Purchase Price of $32.25 per Share, we would purchase 46,511,628 Shares if the Offer is fully subscribed, which would represent approximately 16.8% of our issued and outstanding Shares as of August 31, 2015.

If the Offer is fully subscribed at the maximum Purchase Price, we will have approximately 235,819,365 Shares outstanding following the purchase of Shares tendered in the Offer. If the Offer is fully subscribed at the minimum Purchase Price, we will have approximately 229,848,278 Shares issued and outstanding following the purchase of Shares tendered in the Offer. The actual number of Shares issued and outstanding at such time will depend on the number of Shares tendered and purchased in the Offer as well as the Purchase Price for such Shares. See Section 2.

If any of our shareholders:

•	who hold Shares in their own name as holders of record, or

•	who are “registered holders” as participants in the DTC system whose names appear on a security position listing,

tender his, her or its Shares in full and that tender is accepted in full, the number of our record holders would be reduced. See Section 2. The Offer is conditioned upon the Shares not being held of record by fewer than 300 persons following the consummation of the Offer. See Section 7.

Following the Offer, will H&R Block continue as a public company?

Yes. We do not expect the completion of the Offer in accordance with its terms and conditions to cause the Company’s securities to be delisted from the NYSE or to stop being subject to the periodic reporting requirements of the Exchange Act. The Offer is conditioned upon our not having made the determination that the consummation of the Offer and the purchase of the Shares may cause the Shares to be delisted from the NYSE or held of record by fewer than 300 persons.

How do I tender my Shares?

•	If you hold your Shares in your own name as a holder of record and decide to tender your Shares, you must complete and sign a Letter of Transmittal according to its instructions or an Agent’s Message (as defined below) and deliver it, together with any required signature guarantees, certificates for your Shares and any other documents required by the Letter of Transmittal, to the Depositary before 5:00 P.M., New York City time, on Friday, October 2, 2015, or such later time and date to which we may extend the Offer;

•	If you hold your Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must contact such nominee if you wish to tender your Shares. See Section 3 and the instructions to the Letter of Transmittal; or

•	If you are an institution participating in DTC and hold your Shares through DTC, tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase.

If you wish to tender your Shares, but (i) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Time, (ii) you cannot comply with the procedure for book-entry transfer by the Expiration Time or (iii) your other required documents cannot be delivered to the Depositary by the Expiration Time, you can still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

We are not making the Offer to, and will not accept any tendered Shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to shareholders in any such jurisdiction.

You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

How do holders of vested stock options for Shares participate in the Offer?

Options to purchase Shares cannot be tendered in the Offer. If you hold vested but unexercised options, you may exercise such options in accordance with the requirements of the applicable Equity Plan and award agreement, and tender the Shares received pursuant to such exercise in accordance with the Offer. Exercises of options cannot be revoked even if some or all of the Shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. You should evaluate the information included in this Offer to Purchase carefully to determine if participation would be advantageous to you based on your stock option exercise prices and the expiration date of your options, the range of tender prices and the provisions for pro rata purchases described in Section 1 and other considerations you may consider to be relevant. We strongly encourage optionholders to discuss the Offer with their broker and/or financial or tax advisor.

Please be advised that it is the optionholder’s responsibility to tender Shares in the Offer to the extent such holder wishes to participate. If you elect to exercise vested options and tender Shares issued pursuant to such exercise, you must complete the exercise of such vested options sufficiently in advance of the Expiration Time in order to allow yourself adequate time to validly tender the Shares in the Offer. See Section 3.

May holders of performance share units, market stock units and restricted share units participate in the Offer?

Holders of performance share units, market stock units and restricted share units outstanding under any of our Equity Plans may not tender the Shares underlying such performance share units, market stock units or restricted share units in the Offer unless and until the applicable units have vested and the holder thereof has received the underlying Shares free of restrictions on the transfer of such Shares. See Section 3.

May I tender only a portion of the Shares that I hold?

Yes. You do not have to tender all of the Shares that you own to participate in the Offer.

How do I withdraw Shares previously tendered?

You must deliver written notice of your withdrawal to the Depositary at the applicable address appearing on the back cover page of this Offer to Purchase at any time before 5:00 P.M., New York City time, on Friday, October 2, 2015, or at such later time and date to which we may extend the Offer. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 11:59 P.M., New York City time, on October 29, 2015. Your written notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of such Shares. If you have used more than one Letter of Transmittal or have otherwise tendered Shares in more than one group of Shares, you may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the required information is included. Some additional requirements apply if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the withdrawal of your Shares. See Section 4.

Until what time can I withdraw previously tendered Shares?

You may withdraw your tendered Shares at any time before 5:00 P.M., New York City time, on Friday, October 2, 2015, or such later time and date to which we may extend the Offer. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 11:59 P.M., New York City time, on October 29, 2015. Please be advised that any nominee holding your Shares (i.e., brokers, dealers, commercial banks, trust companies or other nominees) may have its own deadline relating to the withdrawal of your Shares that differ from those set out in this Offer to Purchase. We recommend that you contact any such nominee holding your Shares to determine its deadline for withdrawing your shares. See Section 4.

In what order will tendered Shares be purchased? Will tendered Shares be prorated? What happens if Shares with an aggregate purchase price exceeding $1,500,000,000 are tendered at or below the Purchase Price?

If Shares having an aggregate purchase price exceeding $1,500,000,000 (or such greater value of Shares as we may elect to purchase, subject to applicable law) are validly tendered at or below the Purchase Price and not validly withdrawn, we will purchase Shares in the following order of priority:

•	First, we will purchase all Odd Lots (as defined in Section 1) of less than 100 Shares at the Purchase Price from shareholders who validly tender all of their Shares at or below the Purchase Price (including Shares tendered by Purchase Price Tender) and who do not validly withdraw them before the Expiration Time (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder (as defined in Section 1) will not qualify for this preference);

•	Second, after purchasing all the Odd Lots that were validly tendered at or below the Purchase Price (including Shares tendered by Purchase Price Tender), subject to the conditional tender provisions described in Section 6, we will purchase Shares at the Purchase Price from all other shareholders who validly tender Shares at or below the Purchase Price (including Shares tendered by Purchase Price Tender) and who do not validly withdraw them before the Expiration Time (except for shareholders who tendered Shares conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have acquired Shares having an aggregate purchase price of $1,500,000,000 (or such greater value of Shares as we may elect to purchase, subject to applicable law); and

•	Third, only if necessary to permit us to purchase Shares having an aggregate purchase price of $1,500,000,000 (or such greater value of Shares as we may elect to purchase, subject to applicable law), we will purchase Shares at the Purchase Price from shareholders who have validly tendered Shares at or below the Purchase Price (including Shares tendered by Purchase Price Tender) conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have validly tendered all of their Shares and not validly withdrawn them before the Expiration Time.

Therefore, we may not purchase all of the Shares that you tender even if you tender them at or below the Purchase Price or by Purchase Price Tender. See Sections 1 and 6.

If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?

If you own, beneficially or of record, fewer than 100 Shares in the aggregate, you validly tender all of these Shares at or below the Purchase Price (including Shares tendered by Purchase Price Tender) and do not validly withdraw them before the Expiration Time, and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your Shares without subjecting them to the proration procedure. See Section 1.

Has H&R Block or its Board of Directors adopted a position on the Offer?

Our Board of Directors has authorized us to make the Offer. However, neither we nor our Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the price or prices at which you may choose to tender your Shares. You must make your own decision as to whether, and at what price or prices, to tender your Shares pursuant to the Offer. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase, in the related Letter of Transmittal and in the other Offer materials, including the purpose and effects of the Offer. You should discuss whether to tender your Shares with your broker and/or financial or tax advisor. See Section 2.

Do H&R Block’s directors or executive officers or affiliates intend to tender their Shares in the Offer?

Our directors and executive officers do not intend to tender their Shares in the Offer. We are not aware of any of our affiliates that intend to tender any Shares in the Offer. See Section 12.

Does H&R Block intend to repurchase any Shares other than pursuant to the Offer during or after the Offer?

On September 1, 2015 we announced that our Board of Directors approved a new share repurchase program, which provides for the repurchase of up to $3.5 billion of Shares through June 2019. The Offer is a component of this program.

Accordingly, after the completion or termination of the Offer, we intend to purchase additional Shares in the open market subject to market conditions. We also may purchase Shares through private transactions, exchange offers, tender offers or other means. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act, generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until the expiration of at least ten business days after the expiration or termination of the Offer.

Our announcement of our share repurchase program does not obligate us to repurchase any specific dollar amount or number of our Shares beyond what is provided in this Offer, subject to the terms and conditions thereof. We will determine when, if and how to proceed with any other repurchase transactions under the program, as well as the amount of any such repurchase transactions, based upon considerations deemed relevant at the time, including the results of the Offer, factors considered by our Board of Directors in determining to authorize the Offer as applicable at the time of determination and other conditions and factors that may be deemed relevant by our management and Board of Directors. See Section 2.

What will happen if I do not tender my Shares?

Shareholders who choose not to tender their Shares and shareholders who effect a conditional tender for which the condition is not satisfied will own a greater percentage ownership of our outstanding Shares following the consummation of the Offer. In addition, shareholders who retain an equity interest in the Company as a result of a partial tender of Shares or proration also may own a greater percentage ownership of our outstanding Shares following the consummation of the Offer. See Section 2.

When and how will H&R Block pay for the Shares I tender that are accepted for purchase?

Upon the terms and subject to the conditions of the Offer, we will pay the Purchase Price, net to the seller in cash, less any applicable withholding taxes and without interest, for the Shares we purchase promptly after the Expiration Time. We will announce the preliminary results of the Offer, including the Purchase Price and preliminary information about any expected proration, on the business day following the Expiration Time. We do not expect, however, to announce the final results of any proration or the Purchase Price and begin paying for tendered Shares until approximately three to five business days after the Expiration Time. We will pay for the Shares accepted for purchase by depositing the aggregate purchase price with the Depositary after the Expiration Time. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment. See Section 5.

What is the recent market price for the Shares?

On August 31, 2015, the last full trading day before we announced our intention to make the Offer, the last reported sale price of the Shares on the NYSE was $34.02 per Share. On September 1, 2015, the last full trading day before we commenced the Offer, the last reported sale price of the Shares on the NYSE was $32.95. The lower end of the price range for the Offer is below the reported price per Share as of September 1, 2015. We recommend that you obtain current market quotations for the Shares before deciding whether, and at what price or prices, to tender your Shares pursuant to the Offer. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my Shares?

If you are a holder of record of your Shares and you tender your Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders Shares on your behalf, such nominee may charge you a fee for doing so. We recommend that you consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Section 5.

What is the accounting treatment of the Offer?

The accounting for the purchase of Shares pursuant to the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the Shares we purchase and a reduction in cash and cash equivalents and increase in indebtedness in a corresponding amount. See Section 2.

What are the U.S. federal income tax consequences if I tender my Shares?

If you are a U.S. Holder (as defined in Section 14), the receipt of cash for your tendered Shares generally will be treated, for U.S. federal income tax purposes, either as (i) a sale or exchange eligible for capital gain or loss treatment or (ii) a dividend. See Section 14.

If you are a Non-U.S. Holder (as defined in Section 14), you should expect to be subject to U.S. federal withholding tax at a rate of 30% on the gross payments you receive pursuant to the Offer, unless such consideration is effectively connected with your conduct of a trade or business within the United States, or such withholding rate is subject to reduction or elimination by applicable treaty, in each case as evidenced by forms that you furnish to the Depositary (or other applicable withholding agent). See Sections 3 and 14.

We recommend that you consult your own tax advisor as to the particular tax consequences to you of the Offer.

Will I have to pay stock transfer tax if I tender my Shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the Shares to you as the registered holder, you will not incur any domestic stock transfer tax. We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered book-entry accounts are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Section 5.

Who do I contact if I have questions about the Offer?

For additional information or assistance, you may contact J.P. Morgan Securities LLC, the Dealer Manager for the Offer, or Georgeson Inc., the Information Agent for the Offer, in each case at the telephone numbers and addresses set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other Offer materials from the Information Agent at the telephone numbers and addresses on the back cover of this Offer to Purchase.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents that we incorporate by reference herein may contain forward-looking statements. They often include words or variations of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” “targets,” “would,” “will,” “should,” “could” or “may” or other similar expressions. Forward-looking statements provide management’s current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, capital expenditures, dividends, liquidity, capital structure or other financial items, descriptions of management’s plans or objectives for future operations, products or services, or descriptions of assumptions underlying any of the above.

All forward-looking statements speak only as of the date they are made and reflect our good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to:

•	our ability to satisfy the Financing Condition;

•	increased competition for tax preparation clients;

•	failure to comply with laws and regulations that protect our clients’ and employees’ personal and financial information;

•	the effect of security concerns related to our online financial services, including stolen identity refund fraud;

•	the effect of an interruption in or breach of our information systems, or those of our franchisees or a third party on which we rely;

•	the effect of government initiatives that simplify tax return preparation or expedite refunds;

•	the effect of regulations promulgated by the Consumer Financial Protection Bureau;

•	the effect of significant delays in launching our tax service and product offerings;

•	the inability of key vendors to meet our needs;

•	the seasonal nature of our business;

•	risks related to material litigation;

•	risks related to disruptions in the credit market and our ability to access liquidity;

•	risks related to difficult economic conditions;

•	the effects of the deterioration in credit quality of our loan portfolio;

•	risks related to our dependency on our strong reputation and the value of our brands;

•	failure or litigation to protect our intellectual property;

•	our ability to maintain sound business relationships;

•	risks related to our international operations;

•	risks related to tax rates, tax legislation and tax liabilities;

•

risks related to the discontinued mortgage loan origination and servicing business of Sand Canyon Corporation, one of our subsidiaries, which was previously known as Option One Mortgage Corporation (including its subsidiaries, collectively, “SCC”), including contingent losses related to representation and warranty claims, indemnity and contribution claims and securitization transactions, our payment guarantees of certain limited claims against SCC and our potential liability to unpaid creditors of SCC, if the limited liability provided by being organized as a corporation or limited liability company, in the case of SCC or other direct or indirect subsidiaries between SCC and H&R Block, was not recognized in a final judicial determination by a court of competent jurisdiction with respect to certain of such liabilities; and

•	risks related to the implementation of our share repurchase program as currently contemplated.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are described in H&R Block’s Annual Report on Form 10-K for the fiscal year ended April 30, 2015, as well as additional factors we may describe from time to time in other filings with the SEC made pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, as referenced in “Certain Information Concerning the Company–Incorporation by Reference.” You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties. In light of the significant uncertainties inherent in the forward-looking statements included or incorporated by reference in this Offer to Purchase, you should not regard the inclusion of this information as a representation by us or any other person that the performance, events or developments described in those statements or objectives and plans will occur. For these reasons, we caution you against relying on forward-looking statements. The forward-looking statements included or incorporated by reference in this Offer to Purchase are made only as of the date of this Offer to Purchase or the relevant incorporated documents, as the case may be, and, except as required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data or methods, future events or other changes.

INTRODUCTION

To the Holders of our Shares:

H&R Block invites its shareholders to tender some or all of their Shares for purchase by us pursuant to the Offer. Upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, we are offering to purchase Shares pursuant to (i) Auction Tenders at prices specified by the tendering shareholders of not less than $32.25 and not greater than $37.00 per Share or (ii) Purchase Price Tenders. We are offering to purchase Shares having an aggregate purchase price of up to $1,500,000,000. After the Expiration Time, assuming the conditions to the Offer have been satisfied, in our reasonable judgment, or waived, we will select the single lowest price within the price range for the Offer that will allow us to purchase Shares having an aggregate purchase price of up to $1,500,000,000. Upon the terms and subject to the conditions of the Offer, if Shares having an aggregate purchase price of less than $1,500,000,000 are validly tendered and not validly withdrawn, we will buy all Shares validly tendered and not validly withdrawn, subject to the satisfaction, in our reasonable judgment, or waiver of the conditions to the Offer. All Shares acquired in the Offer will be purchased at the Purchase Price, even for shareholders who have selected a price lower than the Purchase Price, but we will not purchase any Shares tendered at a price above the Purchase Price. Our Offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, which, as amended or supplemented from time to time, together constitute the Offer.

Only Shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be purchased. However, because of the proration, “Odd Lot” priority and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price (including Shares tendered by Purchase Price Tender) will not be purchased if Shares are validly tendered at or below the Purchase Price (and not validly withdrawn) having an aggregate purchase price of more than $1,500,000,000. We will return any Shares (i) that are tendered at prices in excess of the Purchase Price and (ii) that we do not purchase because of proration or conditional tenders, in each case, as promptly as practicable after the Expiration Time and without expense to the shareholders. See Section 3.

Unless tendering directly through DTC, shareholders must complete, among other items, the section of the Letter of Transmittal relating to the price at which they are tendering Shares in order to validly tender Shares. Shareholders who validly tender Shares without specifying whether they are making an Auction Tender or a Purchase Price Tender will be deemed to have made a Purchase Price Tender. Any shareholder not tendering directly through DTC who wishes to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares that are the subject of such Letter of Transmittal are being tendered. A shareholder tendering Shares through DTC using DTC’s Automated Tender Offer Program (“ATOP”) who wishes to tender Shares at more than one price must complete a separate ATOP transfer with respect to the Shares to be tendered at each price. The same Shares cannot be tendered at more than one price, unless such Shares have been previously and validly withdrawn. See Sections 3 and 4.

The Offer is not conditioned on any minimum number of Shares being tendered. Our obligation to accept, and pay for, Shares validly tendered and not validly withdrawn pursuant to the Offer is conditioned upon satisfaction or waiver of certain other conditions, including the Financing Condition. See Sections 7 and 9.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER, AND AT WHAT PRICE OR PRICES, TO TENDER YOUR SHARES PURSUANT TO THE OFFER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE, IN THE RELATED LETTER

OF TRANSMITTAL AND IN THE OTHER OFFER MATERIALS, INCLUDING THE PURPOSE AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER AND/OR FINANCIAL OR TAX ADVISOR.

In accordance with the rules of the SEC, we may, and we expressly reserve the right to, purchase up to an additional 2% of the outstanding Shares, without extending the Expiration Time.

If Shares having an aggregate purchase price of more than $1,500,000,000 (or such greater value of Shares as we may elect to purchase, subject to applicable law) are validly tendered at or below the Purchase Price and not validly withdrawn, we will purchase Shares in the following order of priority:

•	First, we will purchase all Odd Lots of less than 100 Shares at the Purchase Price from shareholders who validly tender all of their Shares at or below the Purchase Price (including Shares tendered by Purchase Price Tender) and who do not validly withdraw them before the Expiration Time (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holders will not qualify for this preference);

•	Second, after purchasing all the Odd Lots that were validly tendered at or below the Purchase Price (including Shares tendered by Purchase Price Tender), subject to the conditional tender provisions described in Section 6, we will purchase Shares at the Purchase Price from all other shareholders who validly tender Shares at or below the Purchase Price (including Shares tendered by Purchase Price Tender) and who do not validly withdraw them before the Expiration Time (except for shareholders who tendered Shares conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have acquired Shares having an aggregate purchase price of $1,500,000,000 (or such greater value of Shares as we may elect to purchase, subject to applicable law); and

•	Third, only if necessary to permit us to purchase Shares having an aggregate purchase price of $1,500,000,000 (or such greater value of Shares as we may elect to purchase, subject to applicable law), we will purchase Shares at the Purchase Price from shareholders who have validly tendered Shares at or below the Purchase Price (including Shares tendered by Purchase Price Tender) conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have validly tendered all of their Shares and not validly withdrawn them before the Expiration Time.

Therefore, we may not purchase all of the Shares that you tender even if you tender them at or below the Purchase Price or by Purchase Price Tender.

The Purchase Price will be paid net to the seller in cash, less any applicable withholding taxes and without interest, for all Shares purchased in the Offer. Tendering shareholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or stock transfer taxes on the purchase of Shares by us in the Offer. Shareholders holding Shares in a brokerage account or otherwise through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs may apply if shareholders tender Shares through such nominees and not directly to the Depositary. See Sections 3 and 14 regarding certain U.S. federal income tax consequences of the Offer.

In addition, holders of vested but unexercised stock options outstanding under the Company’s 2013 Long Term Incentive Plan, as amended and restated on March 6, 2013 (the “2013 Plan”), the H&R Block, Inc. 2000 Employee Stock Purchase Plan (as amended and restated effective January 1, 2013, the “2000 Employee Stock Purchase Plan”), and any predecessor plans, such as the 2003 Long-Term Executive Compensation Plan (the “2003 Plan”), (together, the “Equity Plans”) may, subject to the requirements of the applicable Equity Plan and award agreement, exercise such options and tender some or all of the Shares issued pursuant to such exercise in the Offer. Such holders must complete the exercise of such vested options sufficiently in advance of the Expiration Time in order to provide adequate time to validly tender any such Shares in the Offer. See Sections 3 and 12 for more information on the Equity Plans generally.

Holders of performance share units, market stock units and restricted share units outstanding under any of our Equity Plans may not tender the Shares underlying such performance share units, market stock units or restricted share units in the Offer unless and until the applicable units have vested and the holder thereof has received the underlying Shares free of restrictions on the transfer of such Shares. See Section 3.

Shareholders who are participants in employee benefit plans not affiliated with us that hold Shares may tender some or all of such Shares as provided herein generally, subject to the provisions of such plans. See Section 3.

We will pay all fees and expenses incurred in connection with the Offer by Georgeson Inc., the Information Agent for the Offer, Wells Fargo Bank, N.A., the Depositary for the Offer, and J.P. Morgan Securities LLC, the Dealer Manager for the Offer. See Section 17.

As of August 31, 2015, the business day preceding the date on which we announced our intention to make the Offer, we had 276,359,906 issued and outstanding Shares. At the maximum Purchase Price of $37.00 per Share, we would purchase 40,540,541 Shares if the Offer is fully subscribed, which would represent approximately 14.7% of our issued and outstanding Shares as of August 31, 2015. At the minimum Purchase Price of $32.25 per Share, we would purchase 46,511,628 Shares if the Offer is fully subscribed, which would represent approximately 16.8% of our issued and outstanding Shares as of August 31, 2015.

If any of our shareholders who hold Shares in their own name as holders of record or who are “registered holders” as participants in DTC’s system whose names appear on a security position listing tender their Shares in full and that tender is accepted in full, the number of our record holders would be reduced.

On September 1, 2015, the last full trading day before we commenced the Offer, the last reported sale price of the Shares on the NYSE was $32.95. The lower end of the price range for the Offer is below the reported price per Share as of September 1, 2015. We recommend that you obtain current market quotations for the Shares before deciding whether, and at what price or prices, to tender your Shares pursuant to the Offer. See Section 8.

THE OFFER

1.	Number of Shares; Purchase Price; Proration.

Upon the terms and subject to the conditions of the Offer, we will purchase Shares having an aggregate purchase price of up to $1,500,000,000 validly tendered and not validly withdrawn in accordance with Section 4 before the Expiration Time, as defined below, at a Purchase Price not less than $32.25 and not greater than $37.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest. If Shares having an aggregate purchase price of less than $1,500,000,000 are validly tendered and not validly withdrawn, we will buy all Shares validly tendered and not validly withdrawn, subject to the satisfaction, in our reasonable judgement, or waiver of the conditions to the Offer.

The term “Expiration Time” means 5:00 P.M., New York City time, on Friday, October 2, 2015. We may, in our sole discretion, extend the period of time during which the Offer will remain open. In the event of an extension, the term “Expiration Time” will refer to the latest time and date at which the Offer, as extended by us, will expire. See Section 16 for a description of our right to extend, delay, terminate or amend the Offer.

If the Offer is over-subscribed as described below, Shares validly tendered at or below the Purchase Price and not validly withdrawn will be subject to proration, except for Odd Lots as described below. The proration period and, except as described herein, withdrawal rights expire at the Expiration Time.

In accordance with Instruction 5 to the Letter of Transmittal, shareholders desiring to tender Shares must either:

•	effect the tender pursuant to an Auction Tender and specify the price or prices, not less than $32.25 and not greater than $37.00 per Share, at which they are willing to sell their Shares to us in the Offer, or

•	effect the tender pursuant to a Purchase Price Tender and specify that they are willing to sell their Shares to us at the Purchase Price determined in the Offer.

Promptly following the Expiration Time, we will, upon the terms and subject to the conditions of the Offer, determine a single per Share price that we will pay for Shares validly tendered and not validly withdrawn pursuant to the Offer, taking into account the number of Shares tendered and the prices at which they are tendered. We will select the lowest purchase price specified by tendering shareholders that will allow us to buy Shares having an aggregate purchase price of up to $1,500,000,000. Upon the terms and subject to the conditions of the Offer, if Shares having an aggregate purchase price of less than $1,500,000,000 are validly tendered and not validly withdrawn, we will buy all Shares validly tendered and not validly withdrawn, subject to the satisfaction, in our reasonable judgment, or waiver of the conditions to the Offer. All Shares purchased in the Offer will be purchased at the same Purchase Price. If tendering shareholders wish to maximize the likelihood that their Shares will be purchased, they should validly tender their Shares pursuant to a Purchase Price Tender. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $32.25, the minimum price per Share under the Offer, for purposes of determining the Purchase Price. Accordingly, Purchase Price Tenders could result in the Purchase Price being lower and could result in the tendered Shares being purchased at the minimum price of $32.25 per Share.

Only Shares validly tendered at prices at or below the Purchase Price and not validly withdrawn will be purchased. However, because of the “Odd Lot” priority, proration and conditional tender provisions of the Offer, all of the Shares tendered at or below the Purchase Price (including Shares tendered by Purchase Price Tender) will not be purchased if Shares having an aggregate purchase price of more than $1,500,000,000 are validly tendered at or below the Purchase Price and not validly withdrawn. All Shares tendered and not purchased in the Offer, including Shares tendered at or below the Purchase Price and Shares not purchased because of proration or conditional tenders, will be returned to the tendering shareholders at our expense promptly following the Expiration Time.

If we (i) increase the price that may be paid for the Shares above $37.00 per Share or decrease the price that may be paid for the Shares below $32.25 per Share, (ii) increase the maximum number of Shares that we may purchase in the Offer by more than 2% of our outstanding Shares or (iii) decrease the amount of Shares that we may purchase in the Offer, then the Offer will be extended until the expiration of the period of at least ten business days from, and including, the date that such notice of an increase or decrease is first published, sent or given to the shareholders in the manner specified in Section 16.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. OUR OBLIGATION TO ACCEPT AND PAY FOR SHARES VALIDLY TENDERED PURSUANT TO THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS, INCLUDING THE FINANCING CONDITION. SEE SECTIONS 7 AND 9.

Priority of Purchases. If Shares having an aggregate purchase price of more than $1,500,000,000 (or such greater value of Shares as we may elect to purchase, subject to applicable law) are validly tendered at or below the Purchase Price and not validly withdrawn, we will purchase Shares in the following order of priority:

•	First, we will purchase all Odd Lots of less than 100 Shares at the Purchase Price from shareholders who validly tender all of their Shares at or below the Purchase Price (including Shares tendered by Purchase Price Tender) and who do not validly withdraw them before the Expiration Time (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holders will not qualify for this preference);

•	Second, after purchasing all the Odd Lots that were validly tendered at or below the Purchase Price (including Shares tendered by Purchase Price Tender), subject to the conditional tender provisions described in Section 6, we will purchase Shares at the Purchase Price from all other shareholders who validly tender Shares at or below the Purchase Price (including Shares tendered by Purchase Price Tender) and who do not validly withdraw them before the Expiration Time (except for shareholders who tendered Shares conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have acquired Shares having an aggregate purchase price of $1,500,000,000 (or such greater value of Shares as we may elect to purchase, subject to applicable law); and

•	Third, only if necessary to permit us to purchase Shares having an aggregate purchase price of $1,500,000,000 (or such greater value of Shares as we may elect to purchase, subject to applicable law), we will purchase Shares at the Purchase Price from shareholders who have validly tendered Shares at or below the Purchase Price (including Shares tendered by Purchase Price Tender) conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have validly tendered all of their Shares and not validly withdrawn them before the Expiration Time.

Therefore, we may not purchase all of the Shares that you tender even if you tender them at or below the Purchase Price (including by Purchase Price Tender). As we noted above, we may elect to purchase Shares having an aggregate purchase price of more than $1,500,000,000, subject to applicable law. If we do so, the preceding provisions will apply to the greater value.

Odd Lots. The term “Odd Lots” means all Shares tendered by any person (an “Odd Lot Holder”) who owned, beneficially or of record, an aggregate of fewer than 100 Shares and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. This preference is not available to partial tenders or beneficial or record holders of 100 or more Shares, even if such holders have separate accounts or certificates representing fewer than 100 Shares. Odd Lots will be accepted for payment at the same time as other tendered Shares.

Proration. If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Time. Proration for each shareholder tendering Shares (excluding Odd Lot Holders) will be based on the ratio of the number of Shares validly tendered and not validly withdrawn by the shareholder to the total number of Shares validly tendered and not validly withdrawn by all shareholders (excluding Odd Lot Holders), subject to conditional tenders. Because of the difficulty in determining the number of Shares validly tendered and not validly withdrawn, including pursuant to the guaranteed delivery procedures, and because of the conditional tender procedures described in Section 6, we do not expect that we will be able to announce the final proration factor, if any, or commence payment for any Shares purchased pursuant to the Offer until approximately three to five business days after the Expiration Time. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. Shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 14, the number of Shares that we will purchase from a shareholder pursuant to the Offer may affect the U.S. federal income tax consequences to the shareholder of the purchase and, therefore, may be relevant to a shareholder’s decision whether or not to tender Shares. The Letter of Transmittal affords each shareholder who tenders Shares registered in such shareholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased. See Section 6.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies or other nominee shareholders whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Purpose of the Offer; Certain Effects of the Offer.

Purpose of the Offer.

On September 1, 2015, we announced that our Board of Directors approved a new share repurchase program, which provides for the repurchase of up to $3.5 billion of Shares through June 2019. This Offer is a component of this program. We believe that the share repurchase program, including the repurchase of Shares pursuant to the Offer demonstrates our commitment to shareholder value creation.

In determining to authorize the share repurchase program and the Offer, our Board of Directors considered a broad range of factors, including the aggregate fair market value of our assets and the total amount of our liabilities (including contingent liabilities), the amount of excess capital we have available to return to shareholders along with our capacity to effect additional borrowings and incur incremental debt without compromising our investment grade rating metrics, market conditions, our financial condition, operations, liquidity and capital needs, strategy and expectations for the future, the current and historical market prices of our Shares, alternative methods of utilizing our excess capital and the potential attractiveness of the Offer to our shareholders. Our Board of Directors also considered risks and uncertainties, including the potential for negative developments relating to our business, the securities markets generally and our ability to resolve contingent liabilities at the amounts and at the times currently estimated.

Based on this review, our Board of Directors determined that the Offer is a prudent use of our financial resources and represents an efficient mechanism to provide our shareholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment if they so elect. In particular, our Board of Directors believes the “modified Dutch auction” tender offer set forth in this Offer to Purchase provides shareholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares without the usual transaction costs inherent in open market sales (e.g., brokerage commissions, solicitation fees and stock transfer taxes) and is consistent with our goal of shareholder value creation. Shareholders who choose not to tender their Shares and shareholders who effect a conditional tender for which the condition is not satisfied will own a greater percentage ownership of our outstanding Shares following the consummation of the Offer. In addition, shareholders who retain an equity interest in the Company as a result of a partial tender of Shares or proration also may own a greater percentage ownership of our outstanding Shares following the consummation of the Offer. We also expect that the Offer, if completed, will be accretive to currently projected earnings per share, although there can be no assurance of this. We believe that we will have adequate cash generating capacity, and we expect that our current cash balances, anticipated cash flows from operations, borrowing capacity and incremental debt issuances will exceed our capital requirements for normal operations, capital expenditures and acquisitions and other opportunities for growth that may arise.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS NOR THE DEALER MANAGER, INFORMATION AGENT OR DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER THEM. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER, AND AT WHAT PRICE OR PRICES, TO TENDER YOUR SHARES PURSUANT TO THE OFFER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE, IN THE RELATED LETTER OF TRANSMITTAL AND IN THE OTHER OFFER MATERIALS, INCLUDING THE PURPOSE AND EFFECTS OF THE OFFER. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER AND/OR FINANCIAL OR TAX ADVISOR.

Potential Risks and Disadvantages of the Offer. The Offer also presents some potential risks and disadvantages to us and our continuing shareholders. The amount of our debt and our debt-to-EBITDA (earnings before interest, taxes, depreciation and amortization) ratio will increase as a result of the Offer and financing of the purchase of Shares pursuant thereto. Future share repurchases without corresponding debt reduction will further increase our leverage. High leverage creates risks, including potential negative impacts on our credit rating. A change in our credit rating could impair our access to capital and financial condition, requiring us to access capital markets that are subject to higher volatility than those that support higher rated companies and therefore expose us to the potential for a cost of capital that is higher than other companies with which we compete. Our debt service payments may also place us at a disadvantage relative to other competitors with lower debt ratios and increase the impact of competitive pressures within our markets. Block Financial expects to incur indebtedness and rely in part on borrowings under its new 2015 Credit Facility (as defined below), and other external sources of financing to fund the costs of any new investments, capital expenditures, share repurchases following completion of the Offer and other items. Accordingly, we are subject to the risks that our cash flow will not be sufficient to cover required debt service payments and that we will be unable to meet other covenants or requirements in the 2015 Credit Facility.

In addition, the Offer will reduce our “public float” (the number of Shares owned by non-affiliate shareholders and available for trading in the securities markets), which could result in lower stock prices or reduced liquidity in the trading market for our Shares following completion of the Offer.

Certain Effects of the Offer. As of August 31, 2015, the day before we announced our intention to make the Offer, we had 276,359,906 issued and outstanding Shares. At the maximum Purchase Price of $37.00 per Share, we would purchase 40,540,541 Shares if the Offer is fully subscribed, which would represent approximately 14.7% of our issued and outstanding Shares as of August 31, 2015. At the minimum Purchase Price of $32.25 per Share, we would purchase 46,511,628 Shares if the Offer is fully subscribed, which would represent approximately 16.8% of our issued and outstanding Shares as of August 31, 2015.

Based on the published guidelines of the NYSE and the conditions of the Offer, we expect that our purchase of Shares pursuant to the Offer will not result in delisting of our remaining Shares on the NYSE. Our common stock is registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We expect that our purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for termination of registration under the Exchange Act. The Offer is conditioned upon, among other things, us determining that the consummation of the Offer will not cause our Shares to be delisted from the NYSE or our Shares to be held by fewer than 300 persons. See Section 7.

Shareholders may be able to sell non-tendered Shares in the future on the NYSE or otherwise, at a net price higher or lower than the purchase price in the Offer. The lower end of the price range for the Offer is below the reported price per Share as of September 1, 2015, the last full trading day before we commenced the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell such Shares in the future.

Shareholders who choose not to tender their Shares and shareholders who effect a conditional tender for which the condition is not satisfied will own a greater percentage ownership of our outstanding Shares following the consummation of the Offer. In addition, shareholders who retain an equity interest in the Company as a result of a partial tender of Shares or proration also may own a greater percentage ownership of our outstanding Shares following the consummation of the Offer. We can give no assurance, however, that we will not issue additional Shares or equity interests in the future.

The accounting for our purchase of Shares in the Offer will result in a reduction of our GAAP shareholders’ equity in an amount equal to the aggregate purchase price of the Shares we purchase and a reduction in cash and cash equivalents and increase in indebtedness in a corresponding amount.

We believe the Offer, if completed, will be accretive to currently projected earnings per Share, although there can be no assurance of this. See Section 11 for pro forma financial data relating to the Offer. We believe that we will have adequate cash generating capacity, and we expect that our current cash balances, anticipated cash flows from operations, borrowing capacity and incremental debt issuances will exceed our capital requirements for normal operations, capital expenditures and acquisitions and other opportunities for growth that may arise.

Our directors and executive officers do not intend to tender their Shares in the Offer. We are not aware of any of our affiliated entities that intend to tender any Shares in the Offer.

Shares we acquire pursuant to the Offer will be retired and will become authorized and unissued Shares.

The Offer also provides certain shareholders with an efficient way to sell their Shares without incurring brokers’ fees or commissions. Where Shares are tendered by the registered owner of those Shares directly to the Depositary, the sale of those Shares in the Offer will permit the seller to avoid the usual transaction costs associated with open market transactions. Furthermore, Odd Lot Holders who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid not only the payment of brokerage commissions but also any applicable Odd Lot discounts that might be payable on sales of their Shares in transactions on the NYSE.

Other Share Repurchases. On September 1, 2015, we announced our share repurchase program, which provides for the repurchase of up to $3.5 billion of Shares through June 2019. This Offer is a component of this program.

After the completion or termination of the Offer, we intend to purchase additional Shares in the open market subject to market conditions. We also may purchase Shares in private transactions, exchange offers, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Shares, other than through the Offer, until the expiration of at least ten business days after the expiration or termination of the Offer.

Our announcement of our share repurchase program does not obligate us to repurchase any specific dollar amount or number of our Shares beyond what is provided in this Offer, subject to the terms and conditions thereof. We will determine when, if and how to proceed with any other repurchase transactions under the program, as well as the amount of any such repurchase transactions, based upon considerations deemed relevant at the time, including the results of the Offer, factors considered by our Board of Directors in determining to authorize the Offer (as described above in this Section 2) as applicable at the time of determination, and the Company’s evaluation of its liquidity and capital needs (including for strategic and other opportunities), its business, results of operations, and financial position and prospects, its credit ratings, general financial, economic and market conditions, prevailing market prices for the Company’s Shares, and corporate, regulatory and legal requirements, and other conditions and factors deemed relevant by the Company’s management and Board of Directors. The share repurchase program may be suspended or discontinued at any time. There can be no assurance as to the actual volume of Share repurchases in any given period or over the term of the program, if any, or as to the manner or terms of any such repurchases.

Other Plans. Except as otherwise disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or any assets of our subsidiaries;

•	any change in our present Board of Directors or management, including any plans or proposals to change the number or the term of directors (although we may fill vacancies arising on our Board of Directors) or to change any material term of the employment arrangements of any executive officer, except for the nomination of a new director, Richard A. Johnson, as described in the Definitive Proxy Statement on Schedule 14A, filed on July 28, 2015, as amended, and as noted below;

•	any material change in our present dividend rate or policy or our consolidated capitalization or our indebtedness;

•	any class of our equity securities ceasing to be authorized to be quoted on the NYSE;

•	any material change in our corporate structure or business;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15 of the Exchange Act;

•	the acquisition or disposition by any person of our securities, other than pursuant to our share repurchase program as described above, the grant of performance share units, market stock units, restricted share units, stock options or deferred stock units to employees or directors in the ordinary course of business and the retention of our securities by the Company from employees or directors to satisfy our tax withholding obligations upon vesting or exercise of any such units or stock options; or

•	any changes in our articles of incorporation, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

We have regularly considered alternatives to enhance shareholder value, including repurchases of Shares through open market purchases, private transactions, exchange offers, tender offers or other means, strategic acquisitions, divestitures and business combinations, and we intend to continue to consider alternatives to enhance shareholder value. Except as otherwise disclosed in this Offer to Purchase, as of the date hereof, no agreements, understandings or decisions have been reached with respect to, and there can be no assurance that we will decide to undertake, any such alternatives; however, we reserve the right to change our plans and intentions at any time, as we deem appropriate. Shareholders tendering Shares in the Offer may run the risk of foregoing the benefit of any appreciation in the market price of the Shares resulting from us deciding to undertake any such alternatives.

Our Board of Directors, working with its Governance and Nominating Committee, reviews the appropriate characteristics, skills and experience for the Board as a whole and its individual members and in connection therewith, from time to time, may consider increases in the size of our Board of Directors and the appointment of new directors.

3.	Procedures for Tendering Shares

Valid Tender of Shares. For Shares to be validly tendered pursuant to the Offer:

•	the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below), together with a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below), and any other documents required by the Letter of Transmittal, must be received before 5:00 P.M., New York City time, on Friday, October 2, 2015, or such later time and date to which we may extend the Offer, by the Depositary at the applicable address set forth on the back cover of this Offer to Purchase; or

•	the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

In accordance with Instruction 5 to the Letter of Transmittal, each shareholder who is not tendering through DTC and who desires to tender Shares in the Offer should either check (i) one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Auction Price Tenders: Shares Tendered at a Price Determined by You,” indicating the price (in increments of $0.25) at which Shares are being tendered, or (ii) the box in the section of the Letter of Transmittal captioned “Purchase Price Tenders: Shares Tendered at a Price Determined Pursuant to the Offer,” in which case the shareholder will be deemed to have tendered his or her Shares at the minimum price of $32.25 per Share for purposes of determining the Purchase Price. Shareholders who validly tender Shares without specifying whether they are making an Auction Tender or Purchase Price Tender will be deemed to have made a Purchase Price Tender.

If tendering shareholders wish to maximize the likelihood that their Shares will be purchased, they should check the box in the section on the Letter of Transmittal captioned “Purchase Price Tenders: Shares Tendered at a Price Determined Pursuant to the Offer.” Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $32.25 per Share (which is the minimum price per Share under the Offer) for purposes of determining the Purchase Price. Accordingly, Purchase Price Tenders could result in the Purchase Price being lower and could result in your Shares being purchased at the minimum price in the Offer. See Section 8 for recent market prices for our Shares.

If tendering shareholders wish to indicate a specific price at which their Shares are being tendered, they must check a box under the section captioned “Auction Price Tenders: Shares Tendered at a Price Determined by You.” Tendering shareholders should be aware that this election could mean that none of their Shares will be purchased if they check a box representing a price that is greater than the Purchase Price. A shareholder not tendering directly through DTC using ATOP who wishes to tender Shares at more than one price must complete separate Letters of Transmittal for each price at which Shares are being tendered. A shareholder tendering Shares through DTC using ATOP who wishes to tender Shares at more than one price must complete a separate ATOP transfer with respect to the Shares to be tendered at each price. The same Shares cannot be tendered (unless previously validly withdrawn in accordance with the terms of the Offer) at more than one price. Separate notices of withdrawal (described in Section 4) are not required for each Letter of Transmittal unless each Letter of Transmittal tenders Shares at different prices; however, absent a notice of withdrawal, subsequent Letters of Transmittal do not revoke prior Letters of Transmittal. Shareholders may contact the Depositary for additional instructions.

Shareholders holding their Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, must contact such nominee in order to tender their Shares. It is likely that the nominee will establish an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. Shareholders who hold Shares through nominee shareholders are urged to consult such nominees to determine whether transaction costs may apply if shareholders tender Shares through the nominees and not directly to the Depositary.

The valid tender of Shares by you through one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.

Shareholders may tender Shares subject to the condition that a specified minimum number of Shares (including all or none) be purchased. Any shareholder desiring to make such a conditional tender should so indicate in the box captioned “Conditional Tender” on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. It is the tendering shareholder’s responsibility to determine the minimum number of Shares to be purchased. SHAREHOLDERS SHOULD CONSULT THEIR BROKER AND/OR FINANCIAL OR TAX ADVISOR WITH RESPECT TO THE EFFECT OF PRORATION OF THE OFFER AND THE ADVISABILITY OF MAKING A CONDITIONAL TENDER. See Section 14.

Signature Guarantees and Method of Delivery. No signature guarantee is required if:

•	the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in DTC whose name appears on a security position listing as the owner of the Shares) tendered and the holder has not completed the section captioned “Special Issuance Instructions” on the Letter of Transmittal; or

•	Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad–15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

A “registered holder” of tendered Shares will include any participant in DTC’s system whose name appears on a security position listing as the owner of those Shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) The New York Stock Exchange, Inc.’s Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.

Except as described above, all signatures on any Letter of Transmittal for Shares tendered thereby must be guaranteed by an Eligible Institution. See Instructions 6 and 8 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution. See Instructions 6 and 8 to the Letter of Transmittal.

If a book-entry account system is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be returned, to a person other than the registered holder, then the book-entry account system must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the book-entry account system, with the signature guaranteed by an Eligible Institution.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

Shareholders also can specify the order in which we will purchase the specified portions in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered Shares pursuant to the Offer. In the event the shareholder does not designate the order and fewer than all Shares are purchased due to proration, the Depositary will select the order of Shares purchased.

Odd Lot Holders who tender all of their Shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the priority treatment available to Odd Lot Holders as set forth in Section 1.

The method of delivery of all documents, including the Letter of Transmittal and any other required documents, including through DTC, is at the election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, validly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries in connection with the Offer, including a Letter of Transmittal and certificates for Shares, must be made to the Depositary and not to us, the Dealer Manager, the Information Agent or DTC. ANY DOCUMENTS DELIVERED TO US, THE DEALER MANAGER, THE INFORMATION AGENT OR DTC WILL NOT CONSTITUTE VALID DELIVERY TO THE DEPOSITARY.

Book-Entry Delivery. For purposes of the Offer, the Depositary will establish an account with respect to the Shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Shares by causing DTC to transfer Shares into the Depositary’s account in accordance with DTC’s procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at DTC, either (i) a validly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Time, or (ii) the guaranteed delivery procedure described below must be followed. Delivery of the Letter of Transmittal and any other required documents to DTC does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the DTC participant tendering Shares that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such DTC participant.

Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder’s certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed before the Expiration Time, or if time will not permit all required documents to reach the Depositary before the Expiration Time, the Shares still may be tendered, if all of the following conditions are satisfied:

•	the Depositary receives by mail, overnight courier, or facsimile transmission, on or before the Expiration Time, a validly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

•	the confirmation of book-entry transfer of the Shares into the Depositary’s account at DTC, together with a validly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

Shareholders may contact the Dealer Manager, Information Agent or the shareholder’s broker for assistance. The contact information for the Dealer Manager and the Information Agent is on the back cover page of this Offer to Purchase.

Equity Plans; Stock Awards. Holders of vested but unexercised stock options may exercise such options in accordance with the terms of the requirements of the applicable Equity Plan and award agreement and tender the Shares received pursuant to such exercise in accordance with the Offer. See “Valid Tender of Shares” above. Holders of vested but unexercised stock options should evaluate the information included in this Offer to Purchase carefully to determine if participation would be advantageous to them, based on their stock option exercise prices, the date of their stock option grants, the years left to exercise their options, the range of tender prices and the provisions for pro rata purchases by us described in Section 1 and other considerations you may consider to be relevant. Please be advised that it is the optionholder’s responsibility to tender Shares in the Offer to the extent such holder wants to participate. If you elect to exercise vested options and tender Shares issued pursuant to such exercise, you must complete the exercise of such vested options sufficiently in advance of the Expiration Time in order to provide you with adequate time to validly tender the Shares in the Offer. Exercises of options cannot be revoked even if some or all of the Shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. We encourage those holders to discuss the Offer with their broker and/or tax or financial advisor.

Performance Share Units. Holders of performance share units under any of our Equity Plans may not tender the Shares underlying such performance share units in the Offer unless and until such performance share units have vested and the holder thereof has received the underlying Shares free of restrictions on the transfer of such Shares. Once the Shares underlying the performance share units have vested, and you have received the underlying Shares free of restrictions on the transfer of such Shares, you may tender some or all of such Shares in the Offer, subject to the terms and conditions of the Offer.

Market Stock Units. Holders of market stock units under any of our Equity Plans may not tender the Shares underlying such market stock units in the Offer unless and until such market stock units have vested and the holder thereof has received the underlying Shares free of restrictions on the transfer of such Shares. Once the Shares underlying the market stock units have vested, and you have received the underlying Shares free of restrictions on the transfer of such Shares, you may tender some or all of such Shares in the Offer, subject to the terms and conditions of the Offer.

Restricted Share Units. Holders of restricted share units under any of our Equity Plans may not tender the Shares underlying such restricted share units in the Offer unless and until such restricted share units have vested and the holder thereof has received the underlying Shares free of restrictions on the transfer of such Shares. Once Shares underlying the restricted share units have vested, and you have received the underlying Shares free of restrictions on the transfer of such Shares, you may tender some or all of such Shares in the Offer, subject to the terms and conditions of the Offer.

Return of Unpurchased Shares. If any tendered Shares are not purchased or are validly withdrawn, the Shares not purchased will be credited to the appropriate account maintained by the tendering shareholder at DTC, or, in the case of Shares in certificate form, the Depositary will return certificates as promptly as practicable after the expiration or termination of the Offer or the valid withdrawal of the Shares as applicable, in each case without expense to the shareholder.

Backup Withholding. Under U.S. federal income tax laws, payments to a tendering shareholder may be subject to “backup withholding” at the applicable statutory rate, unless a tendering shareholder:

•	provides a correct taxpayer identification number (which, for an individual shareholder, is the shareholder’s social security number) and any other required information; or

•	is an exempt recipient and, when required, demonstrates this fact and otherwise complies with applicable requirements of the backup withholding rules.

A tendering shareholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the U.S. Internal Revenue Service (the “IRS”). To prevent backup withholding on cash payable under the Offer, each tendering shareholder that is a U.S. person should provide the Depositary (or other applicable withholding agent) with his or her correct taxpayer identification number and certify that he or she is not subject to backup withholding by completing the IRS Form W-9 included in the Letter of Transmittal. In order to qualify as an exempt recipient, a tendering shareholder that is not a U.S. person should complete and sign the appropriate IRS Form W-8, attesting to that shareholder’s exempt status. Such forms may be obtained from the Depositary or from the IRS website at www.irs.gov. See Section 14 and Instruction 10 to the Letter of Transmittal.

Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability, and may claim a refund if they timely provide certain required information to the IRS.

U.S. Federal Withholding Tax on Payments to Non-U.S. Holders. Non-U.S. Holders (as defined herein) may be subject to a 30% U.S. federal withholding tax on payments received pursuant to the Offer. As described in Section 14, a sale of Shares pursuant to the Offer may qualify for sale or exchange treatment or may constitute a taxable dividend, depending on a particular shareholder’s facts and circumstances. The applicable withholding agent generally will treat payments made to Non-U.S. Holders pursuant to the Offer as taxable dividends. Accordingly, in compliance with U.S. federal income tax laws, Non-U.S. Holders should expect that the applicable withholding agent will withhold 30% of the gross proceeds payable to a Non-U.S. Holder unless the holder provides the applicable withholding agent with (i) a validly executed IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8) certifying that it is entitled to a reduced rate of withholding under an applicable tax treaty and that it is not subject to withholding under the provisions commonly referred to as “FATCA” or (ii) a validly executed IRS Form W-8ECI certifying that it is exempt from withholding because the payment is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if its sale of Shares pursuant to the Offer satisfies the requirements for sale or exchange treatment described in Section 14 or the Non-U.S. Holder is otherwise able to establish that no tax or a reduced amount of tax is due.

Non-U.S. Holders are urged to consult their tax advisors regarding the application of U.S. federal withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We reserve the absolute right prior to the Expiration Time to reject any or all tenders of any Shares that we determine are not in valid form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any of the conditions of the Offer prior to the Expiration Time with respect to all tendered Shares and our interpretation of the terms of the Offer will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder. No tender of Shares will be deemed to have been validly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of us, the Dealer Manager, the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any such person incur any liability for failure to give any notice. Our interpretations of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction.

Tendering Shareholder’s Representation and Warranty; Acceptance by H&R Block Constitutes an Agreement. A tender of Shares pursuant to any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (i) the shareholder has a “net long position,” within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, in the Shares or equivalent securities at least equal to the Shares being tendered, and (ii) the tender of Shares complies with Rule 14e–4. It is a violation of Rule 14e–4 for a person, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering (x) has a net long position equal to or greater than the amount of (A) Shares tendered or (B) other securities convertible into or exchangeable or exercisable for the Shares tendered and will acquire the Shares for tender by conversion, exchange or exercise and (y) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e–4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and conditions of the Offer, which agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering shareholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances, conditional sales agreements and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right. Any such tendering shareholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

A validly completed Letter of Transmittal, or Agents’ Message, and any other documents required by the Letter of Transmittal must be delivered to the Depositary and not to us, the Dealer Manager or the Information Agent. All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering shareholder and shall not be affected by, and shall survive, the death or incapacity of such tendering shareholder.

Lost Certificates. If the share certificates that a registered holder wants to surrender have been lost, destroyed or stolen, the shareholder should follow the instructions set forth in the Letter of Transmittal. See Instruction 13 of the Letter of Transmittal.

WE WILL DECIDE, IN OUR SOLE DISCRETION, ALL QUESTIONS AS TO THE NUMBER OF SHARES TO BE ACCEPTED, THE PURCHASE PRICE TO BE PAID FOR SHARES TO BE ACCEPTED AND THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF SHARES, AND EACH SUCH DECISION WILL BE FINAL AND BINDING ON ALL PERSONS PARTICIPATING IN THE OFFER, SUBJECT TO SUCH PARTICIPANTS’ DISPUTING SUCH DETERMINATION IN A COURT OF COMPETENT JURISDICTION.

CERTIFICATES FOR SHARES, TOGETHER WITH A VALIDLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US, THE DEALER MANAGER, THE INFORMATION AGENT OR DTC. ANY DOCUMENTS DELIVERED TO US, THE DEALER MANAGER, THE INFORMATION AGENT OR DTC WILL NOT CONSTITUTE VALID DELIVERY TO THE DEPOSITARY.

4.	Withdrawal Rights.

Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Time. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 11:59 P.M., New York City time, on October 29, 2015. If you have tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the withdrawal of your Shares. Please be advised that any nominee holding your Shares may have its own deadline relating to the withdrawal of your Shares that differ from those set out in this Offer to Purchase. We recommend that you contact any nominee holding your Shares to determine its deadline.

If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the Offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the Offer.

For a withdrawal to be effective, a notice of withdrawal must be in writing, must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares.

A shareholder who has used more than one Letter of Transmittal or has otherwise tendered Shares in more than one group of Shares may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information in the preceding paragraph is included. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of those certificates, the tendering shareholder also must submit the serial numbers shown on those particular certificates for Shares to be withdrawn and, unless an Eligible Institution has tendered those Shares, the signatures(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures.

All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any shareholder. None of us, the Dealer Manager, the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any such person incur liability for failure to give any notice.

Withdrawals may not be rescinded, and any Shares validly withdrawn will be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Time by again following one of the procedures described in Section 3.

5.	Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will (i) determine the Purchase Price we will pay for Shares validly tendered and not validly withdrawn prior to the Expiration Time, taking into account the number of Shares so tendered and the prices specified by tendering shareholders and (ii) accept for payment and pay for (and thereby purchase) Shares with an aggregate purchase price of up to $1,500,000,000 (or such greater value of Shares as we may elect to purchase, subject to applicable law) which are validly tendered at prices at or below the Purchase Price and not validly withdrawn on or before the Expiration Time. For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the Odd Lot priority, proration and conditional tender provisions of the Offer, Shares that are validly tendered at or below the Purchase Price and not validly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment in the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price for all such Shares promptly after the Expiration Time. In all cases, payment for Shares tendered and accepted for payment in the Offer will be made promptly, subject to the possible delay in the event of proration, but only after timely receipt by the Depositary of certificates for Shares or book-entry confirmation of Shares into the Depositary’s account at DTC, a validly completed and duly executed Letter of Transmittal or an Agent’s Message, in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

We will pay for Shares purchased in the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

In the event of proration, we will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Time. However, we do not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately three to five business days after the Expiration Time. Unless a shareholder specified otherwise in the Letter of Transmittal, certificates for all Shares tendered and not purchased, including Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration or conditional tender, will be returned or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the Shares, to the tendering shareholder at our expense promptly after the Expiration Time or termination of the Offer without expense to the tendering shareholders. Under no circumstances will we pay interest on the Purchase Price for any reason, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered book-entry accounts are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

6.	Conditional Tender of Shares.

Under certain circumstances described in Section 1, if the Offer is over-subscribed, Shares will be subject to proration (subject to the exception for Odd Lot Holders). As discussed in Section 14, the number of Shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. Accordingly, a shareholder may tender Shares subject to the condition that a specified minimum number of the shareholder’s Shares tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased if any of such shareholder’s Shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the box captioned “Conditional Tender” in the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery. Shareholders should consult with their broker and/or financial or tax advisor with respect to the advisability of making a conditional offer.

Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares that must be purchased from that shareholder if any are to be purchased. After the Expiration Time, if Shares having an aggregate purchase price of more than $1,500,000,000 (or such greater value of Shares as we may elect to purchase, subject to applicable law) are validly tendered at or below the Purchase Price and not validly withdrawn, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all Shares validly tendered, conditionally or unconditionally, and not validly withdrawn (including Shares of Odd Lot Holders). If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any shareholder tendered pursuant to a Letter of Transmittal below the minimum number specified, the Shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a shareholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering shareholder promptly after the Expiration Time.

After giving effect to these withdrawals upon the terms and conditions of the Offer, we will accept the remaining Shares validly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders that would otherwise be regarded as withdrawn would cause the total number of Shares to be purchased to have an aggregate purchase price of less than $1,500,000,000 (or such greater amount as we may elect to pay, subject to applicable law) then, to the extent feasible, we will select enough of the Shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of Shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have validly tendered all of their Shares.

7.	Conditions of the Offer.

The Offer is not conditioned on any minimum number of Shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after the commencement of the Offer and before or on the Expiration Time any of the following events occur (or shall have been reasonably determined by us to have occurred):

•	Failure to satisfy the Financing Condition;

•	Standard & Poor’s and/or Moody’s downgrade the rating accorded any of the Company’s or its subsidiaries’ indebtedness to a rating that is not investment grade (i.e., to a long-term rating of less than BBB- for Standard & Poor’s or less than Baa3 for Moody’s) or withdraw the rating accorded any of the Company’s or its subsidiaries’ indebtedness;

•	there has been instituted, threatened, pending or taken any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that, in our reasonable judgment, directly or indirectly:

•	challenges or seeks to challenge, makes illegal, or delays or otherwise directly or indirectly restrains, prohibits or otherwise affects the making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

•	seeks to make the purchase of, or payment of, some or all of the Shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the Shares;

•	materially impairs the contemplated benefits of the Offer to us; or

•	could be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impair in any way the contemplated future conduct of the business of us or any of our subsidiaries;

•	any change in the general political, market, economic or financial conditions, domestically or internationally, that could, in our reasonable judgment, be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impairs the contemplated future conduct of our or our subsidiaries’ business, including, but not limited to, the following:

•	any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	the commencement or material escalation, on or after September 1, 2015, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States;

•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

•	any decrease of more than 10% in the market price for the Shares or in the general level of market prices for equity securities in the Dow Jones Industrial Average, the NYSE Composite Index, the NASDAQ Composite Index or the Standard & Poor’s 500 Composite Index measured from the close of trading on September 1, 2015, or any changes in the general political, market, economic or financial conditions in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), income, operations, results of operations or prospects of us, our subsidiaries and our affiliates, or on the trading in the Shares, or the proposed financing for the Offer, or on the benefits we expect to receive from the Offer;

•	a material change in U.S. or any other currency exchange rates or a suspension of or limitation on the markets for such currencies that, in our reasonable judgment, could have a material adverse effect on our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or on the trading in the Shares, or the proposed financing for the Offer, or on the benefits we expect to receive from the Offer; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•	there has been any legislation amending the Code that has passed either the United States House of Representatives or the Senate or otherwise is pending before the United States House of Representatives or the Senate or any committee thereof, the effect of which would be to change the United States federal income tax consequences of the consummation of the Offer in any manner that, in our reasonable judgment, could adversely affect us or any of our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impairs the contemplated future conduct of our or our subsidiaries’ business;

•	a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, has been commenced, proposed or announced by any person or has been publicly disclosed or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction;

•	we learn that:

•	any entity, “group” (for purposes of the conditions of the Offer, as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent publicly disclosed in a Schedule 13D or Schedule 13G filed with the SEC before September 2, 2015);

•	any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC before September 2, 2015 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 1% or more of our outstanding Shares; or

•	any new group has been formed that beneficially owns more than 5% of our outstanding Shares (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause);

•	any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities;

•	any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder;

•	could be expected to prohibit, restrict or delay consummation of the Offer; or

•	otherwise could be expected to materially and adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, results of operations or prospects of us or our subsidiaries;

•	any change or changes have occurred or are threatened in our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects that, in our reasonable judgment, has or could be expected to have a material adverse effect on us or our subsidiaries, or on the trading in the Shares, or the proposed financing for the Offer, or on the benefits we expect to receive from the Offer; or

•	we shall have determined that the consummation of the Offer and the purchase of the Shares may cause the Shares to be delisted from the NYSE or held or record by fewer than 300 persons.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion prior to the Expiration Time. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Time. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Time. Any determination by us concerning the events described above will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. Our right to terminate or amend the Offer or to postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered if any of the above listed events occur (or shall have been reasonably determined by us to have occurred) at any time on or prior to the Expiration Time shall not be affected by any subsequent event regardless of whether such subsequent event would have otherwise resulted in the event having been “cured” or ceasing to exist.

8.	Price Range of Shares; Dividends.

Our Shares are listed for trading on the NYSE. Our Shares trade on the NYSE under the symbol “HRB.”

Price Range of Shares. The following table sets forth, for the period indicated, the high and low sales prices per share for our Shares as reported on the NYSE consolidated tape.

Fiscal 2014 (Year ended April 30, 2014)
	High	Low
First Quarter	$31.75	$27.24
Second Quarter	$32.09	$25.98
Third Quarter	$30.53	$27.13
Fourth Quarter	$32.42	$26.92

Fiscal 2015 (Year ended April 30, 2015)
	High	Low
First Quarter	$33.65	$27.23
Second Quarter	$33.92	$27.42
Third Quarter	$35.09	$31.41
Fourth Quarter	$35.80	$30.10

Fiscal 2016 (Year ending April 30, 2016)
	High	Low
First Quarter	$34.62	$29.15
Second Quarter (through September 1, 2015)	$36.29	$31.03

On August 31, 2015, the last full trading day before we announced our intention to make the Offer, the last reported sale price of the Shares on the NYSE was $34.02 per Share. On September 1, 2015, the last full trading day before we commenced the Offer, the last reported sale price of the Shares on the NYSE was $32.95. We recommend that shareholders obtain a current market quotation for the Shares before deciding whether, and at what price or prices, to tender their Shares pursuant to the Offer.

Dividends. We have issued a quarterly cash dividend of $0.20 per Share in respect of each quarter shown above, which corresponds to an annual dividend rate of $0.80 per Share. Dividends paid totaled $220.0 million, $219.0 million and $217.2 million in fiscal years 2015, 2014 and 2013, respectively. The declaration and payment of future dividends will be at the discretion of our Board of Directors and will be dependent upon, among other factors, our future earnings, financial condition and capital requirements. The Company has previously announced that its Board of Directors intends to review the annual dividend rate no less frequently than on an annual basis for possible increase or other modification as our Board of Directors deems appropriate.

9.	Source and Amount of Funds.

The maximum aggregate purchase price for the Shares purchased in the Offer will be $1,500,000,000, unless the Offer is amended. We expect to fund the purchase of Shares in the Offer with a combination of available cash, borrowings under the 2015 Credit Facility (as defined below) that Block Financial intends to enter into prior to the consummation of the Offer (and that will be guaranteed by the Company) and/or proceeds of any incremental debt Block Financial may issue prior to the consummation of the Offer. The Offer is subject to satisfaction or waiver of the Financing Condition. This means that if we are not able to satisfy the Financing Condition, we will not be required to close the Offer. Proceeds from the borrowings under the 2015 Credit Facility are expected to be available at least five business days prior to the Expiration Time.

Block Financial is a party to a five-year, $1.5 billion unsecured committed line of credit governed by a Credit and Guarantee Agreement, dated as of August 17, 2012 (the “2012 Credit Facility”). We expect that prior to the consummation of the Offer, Block Financial will enter into a new credit agreement (the “2015 Credit Facility”) that will replace the 2012 Credit Facility. The 2015 Credit Facility amount and terms will be determined based upon market conditions at the time of the closing of the 2015 Credit Facility. If the Financing Condition is satisfied or waived, we will promptly disclose this information and extend the Offer to the extent required by Rule 13e-4 under the Exchange Act.

10.	Certain Information Concerning the Company.

General. H&R Block is the direct or indirect parent to subsidiaries that principally provide tax preparation and other services. H&R Block’s Tax Services segment provides assisted income tax return preparation, digital do-it-yourself tax solutions and other services and products related to income tax return preparation to the general public primarily in the United States and its territories, Canada and Australia.

H&R Block was organized as a corporation in July 1955 under the laws of the State of Missouri. H&R Block’s principal executive office is located at One H&R Block Way, Kansas City, Missouri 64105. H&R Block’s telephone number is (816) 854-3000.

Where You Can Find More Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. We also have filed a Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the Offer. You may access and read our SEC filings, including the complete Schedule TO, all of the exhibits to it, and the documents incorporated therein by reference through the SEC’s website at www.sec.gov. You also may read and copy any document we file at the SEC’s public reference rooms in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us and we incorporate them by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended April 30, 2015 (the “2015 Annual Report”);

•	our Definitive Proxy Statement on Schedule 14A filed on July 28, 2015, as amended, but only to the extent that such information was incorporated by reference into the 2015 Annual Report;

•	our Current Reports on Form 8-K filed on June 18, 2015, June 19, 2015, July 16, 2015, August 5, 2015 and September 1, 2015 (excluding Items 2.02 and 7.01); and

•	the description of H&R Block’s common stock, which is contained in its registration statement on Form 8-C dated August 6, 1969, the description of its common stock contained in the prospectus which is a part of its registration statement on Form S-14 (File No. 2-66751) effective April 7, 1980, and including any further amendment or report filed for the purpose of updating such description.

You can obtain any of the documents incorporated by reference in this document from the SEC’s website at the address described above. You also may request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone number set forth below.

The Information Agent for the Offer is:

You may obtain information regarding the Offer

from the Information Agent as follows:

Georgeson Inc.

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

Call Toll-Free: (866) 695-6078

Direct: (781) 575-2137

11.	Certain Financial Information.

Historical Financial Information. We incorporate by reference the financial statements and notes hereto included in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended April 30, 2015. You should refer to Section 10 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

Summary Historical Consolidated Financial Data. The following table sets forth our summary historical consolidated financial data for the years ended April 30, 2015 and 2014, certain selected ratios for such periods and our financial position at April 30, 2015, the last day of our most recently completed fiscal year. This financial data has been derived from, and should be read in conjunction with, our audited consolidated financial statements and the related notes filed as part of our Annual Report on Form 10-K for the year ended April 30, 2015. The selected ratios for such periods are unaudited and, in the opinion of our management, include all adjustments necessary for a fair presentation of the data.

Consolidated Statements of Income Data

(In thousands, except per share data)

	Fiscal years ended April 30,
	2014	2015
Revenues	$3,024,295	$3,078,658
Net income from continuing operations	$500,097	$486,744
Net income	$475,157	$473,663
Basic earnings per share:
Net income from continuing operations	$1.82	$1.77
Net income	$1.73	$1.72
Diluted earnings per share:
Net income from continuing operations	$1.81	$1.75
Net income	$1.72	$1.71
Dividends per share(1)	$0.80	$0.80
Ratio of earnings to fixed charges(2)	7.1	7.4

(1)	Amounts represent dividends declared.

(2)	In computing the ratio of earnings to fixed charges: (a) earnings have been based on income from continuing operations before income taxes and fixed charges (exclusive of interest capitalized) and (b) fixed charges consist of interest expense and the estimated interest portion of rents. Interest expense on uncertain tax positions has been excluded from fixed charges, as it is included as a component of income taxes in the consolidated financial statements.

Consolidated Balance Sheet Data

(In thousands, except per share data)

As of April 30, 2015
Current assets	$2,951,301
Total assets	$4,515,420
Current liabilities	$1,878,289
Total liabilities	$2,682,471
Stockholders’ equity	$1,832,949
Shares outstanding — common stock	275,275
Book value per share	$6.66

(1)	Reflects stockholders equity divided by shares outstanding.

Recent Developments. Our unaudited financial statements for the first fiscal quarter ended July 31, 2015 are not yet available. On September 1, 2015, we announced, among other things, that for the first fiscal quarter ended July 31, 2015, our revenues increased 3%, to $138 million, our net loss from continuing operations improved $12 million to $97 million and our loss per share from continuing operations was $0.35. This financial data is preliminary and unaudited and subject to revision based upon the completion of our review of our financial condition and results of operations for our first fiscal quarter ended July 31, 2015. Once we have completed our respective reviews of our financial information for our first fiscal quarter ended July 31, 2015, we may report financial results that could differ.

Summary Unaudited Pro Forma Consolidated Financial Data. The following unaudited pro forma consolidated financial information of the Company gives effect to (i) the sale by the Company of certain assets and liabilities, including all of the deposit liabilities of its subsidiary, H&R Block Bank, a federal savings bank, to BofI Federal Bank, a federal savings bank, and the economic impact of the Program Management Agreement and the Receivables Participation Agreement entered into among the parties thereto in connection therewith (collectively, the “P&A Transaction”); (ii) the repurchase and retirement of 40.5 million Shares pursuant to the Offer at the maximum offering price of $37.00 per Share (the “Repurchase”); and (iii) the use of $300 million of cash on hand and $1.2 billion in borrowings under the 2015 Credit Facility to fund the Repurchase (the “Financing” and, together with the P&A Transaction and the Repurchase, the “Transactions”). The unaudited pro forma consolidated statement of income for the year ended April 30, 2015 gives effect to the Transactions as if they had occurred on May 1, 2014, and the unaudited pro forma consolidated balance sheet as of April 30, 2015 gives effect to the Transactions as if they had occurred on such date. The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States.

The Company’s historical consolidated financial statements have been adjusted in the unaudited pro forma consolidated financial statements to give effect to pro forma events that management believes are directly attributable to the Transactions, are factually supportable and are expected to have a continuing impact on the Company’s consolidated statement of income. The unaudited pro forma consolidated financial statements should be read in conjunction with the accompanying notes thereto and the Company’s financial statements and related notes contained in the Company’s 2015 Annual Report on Form 10-K filed with the SEC on June 17, 2015.

The unaudited pro forma consolidated financial statements have been presented for informational purposes only and are not necessarily indicative of what the Company’s financial position or results of operations actually would have been had the Transactions occurred as of the dates indicated. In addition, the unaudited pro forma consolidated financial information does not purport to project the future financial position or operating results of the Company. Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this Offer to Purchase under “Cautionary Notice Regarding Forward-Looking Statements.”

The unaudited pro forma consolidated financial information is based on information available as of the date hereof and includes adjustments that are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes. There can be no assurance that we will secure the necessary debt financing for the Offer on terms acceptable to us or at all. In addition, the assumed sources of funds for the Repurchase are estimates only and are based on currently available information. We may determine to vary the mix of cash, borrowings and other incremental debt to fund the Repurchase at the time of consummation thereof.

PRO FORMA CONSOLIDATED INCOME STATEMENT

Unaudited, amounts in thousands, except per share data

	For the year ended April 30, 2015
	As Reported	Adjustments for P&A Transaction		Reclassifications after P&A Transaction	Pro Forma for P&A Transaction	Adjustments for the Offer and Financing		Pro Forma for the Offer and Financing
		(a)		(a)	(a)
Revenues:
Service revenues	$2,651,057	$(8,046)		$—	$2,643,011	$—		$2,643,011
Royalty, interest and other revenues	427,601	(7,041)		(25,986)	394,574	—		394,574

	3,078,658	(15,087)		(25,986)	3,037,585	—		3,037,585
Operating expenses:
Cost of revenues:
Compensation and benefits	852,480	—		—	852,480	—		852,480
Occupancy and equipment	378,624	—		—	378,624	—		378,624
Provision for bad debt and loan losses	74,993	(2,408)		—	72,585	—		72,585
Depreciation and amortization	111,861	—		—	111,861	—		111,861
Other	212,532	19,459		(2,971)	229,020	—		229,020

	1,630,490	17,051		(2,971)	1,644,570	—		1,644,570
Selling, general and administrative:
Marketing and advertising	273,682	—		—	273,682	—		273,682
Compensation and benefits	238,527	—		—	238,527	—		238,527
Amortization of intangibles	47,943	—		—	47,943	—		47,943
Other selling, general and administrative	93,350	(1,718)		—	91,632	—		91,632

	653,502	(1,718)		—	651,784	—		651,784

	2,283,992	15,333		(2,971)	2,296,354	—		2,296,354

Other income	1,314	—		25,986	27,300	—		27,300
Interest expense on borrowings	(45,246)	—		—	(45,246)	(21,902	)(b)	(67,148)
Other expense	(7,929)	—		(2,971)	(10,900)	—		(10,900)

Income from continuing operations before taxes	742,805	(30,420)		—	712,385	(21,902)		690,483
Income tax (benefit)	256,061	(11,844	)(c)	—	244,217	(8,528	)(c)	235,689

Net income from continuing operations	486,744	(18,576)		—	468,168	(13,374)		454,794
Net loss from discontinued operations	(13,081)	—		—	(13,081)	—		(13,081)

Net income	$473,663	$(18,576)		$—	$455,087	$(13,374)		$441,713

Basic Earnings (Loss) Per Share:
Continuing operations	$1.77	$(0.07)		$—	$1.70	$0.22		$1.92
Discontinued operations	(0.05)	—		—	(0.05)	(0.01)		(0.06)

Consolidated	$1.72	$(0.07)		$—	$1.65	$0.21		$1.86	(d), (e)

Diluted Earnings (Loss) Per Share:
Continuing operations	$1.75	$(0.07)		$—	$1.68	$0.22		$1.90
Discontinued operations	(0.04)	—		—	(0.04)	(0.02)		(0.06)

Consolidated	$1.71	$(0.07)		$—	$1.64	$0.20		$1.84	(d), (e)

Weighted average shares outstanding:
Basic	275,033					(38,007	)(d)	237,026
Diluted	277,136					(38,007	)(d)	239,129

(a)	These adjustments and reclassifications give effect to the consummation of the P&A Transaction. The nature of this transaction and these adjustments are further described in our Current Report on Form 8-K filed with the SEC on September 1, 2015, which is incorporated herein by reference.
(b)	Assumes borrowings of $1.2 billion under the 2015 Credit Facility at an assumed interest rate of 1.83%. We may determine to substitute some or all of the borrowings under the 2015 Credit Facility with other incremental debt issued on or prior to the closing of the Offer to fund the Repurchase. Any other debt issuances may be on terms that differ from the 2015 Credit Facility, including interest that may be at rates higher than the assumed rate on the 2015 Credit Facility. For every 0.125% increase/decrease in our interest rate, our interest expense would change by approximately $1.5 million per year. We may determine to vary the mix of cash, borrowings and other incremental debt to fund the Repurchase at the time of the consummation thereof.
(c)	Assumes a pro forma tax rate of 38.94%.
(d)	Reflects the Repurchase of 40.5 million Shares at $37.00 per Share, the maximum Purchase Price in the Offer, for an aggregate purchase price of $1.5 billion. Assumes the Financing consists of $300 million of cash on hand and $1.2 billion in borrowings under the 2015 Credit Facility. See note (b) above. We may determine to vary the mix of cash, borrowings and other incremental debt to fund the Repurchase at the time of the consummation thereof.
(e)	Assuming the Repurchase of $1.5 billion in Shares at $32.25 per Share, the lowest Purchase Price in the Offer, the impact of the increase in the number of shares repurchased on EPS would be as follows:

	Basic EPS	Diluted EPS
Continuing operations	$1.96	$1.94
Discontinued operations	(0.05)	(0.05)

Consolidated	$1.91	$1.89

PRO FORMA CONSOLIDATED BALANCE SHEET

Unaudited, amounts in thousands, except per share data

	As of April 30, 2015
	As Reported	Adjustments for P&A Transaction	Pro Forma for P&A Transaction	Adjustments for the Offer and Financing		Pro Forma for the Offer and Financing
		(a)	(a)
ASSETS:
Cash and cash equivalents	$2,007,190	$(744,699)	$1,262,491	$(300,000	)(b)	$962,491
Cash and cash equivalents — restricted	91,972	—	91,972	—		91,972
Receivables, net	167,964	—	167,964	—		167,964
Deferred tax assets and income taxes receivable	174,267	—	174,267	—		174,267
Prepaid expenses and other current assets	70,283	—	70,283	—		70,283
Investments in available-for-sale securities	439,625	—	439,625	—		439,625

Total current assets	2,951,301	(744,699)	2,206,602	(300,000)		1,906,602
Mortgage loans held for investment, net	239,338	—	239,338	—		239,338
Property and equipment, net	311,387	—	311,387	—		311,387
Intangible assets, net	432,142	—	432,142	—		432,142
Goodwill	441,831	—	441,831	—		441,831
Deferred tax assets and income taxes receivable	13,461	—	13,461	—		13,461
Other noncurrent assets	125,960	—	125,960	—		125,960

Total assets	$4,515,420	$(744,699)	$3,770,721	$(300,000)		$3,470,721

LIABILITIES:
Customer banking deposits	$744,241	$(744,241)	$—	$—		$—
Accounts payable and accrued expenses	231,322	—	231,322	—		231,322
Accrued salaries, wages and payroll taxes	144,744	—	144,744	—		144,744
Accrued income taxes	434,684	—	434,684	—		434,684
Current portion of long-term debt	790	—	790	—		790
Deferred revenue and other current liabilities	322,508	—	322,508	—		322,508

Total current liabilities	1,878,289	(744,241)	1,134,048	—		1,134,048
Long-term debt	505,298	—	505,298	1,200,000	(b)	1,705,298
Deferred tax liabilities and reserves for uncertain tax positions	142,586	—	142,586	—		142,586
Deferred revenue and other noncurrent liabilities	156,298	(458)	155,840	—		155,840

Total liabilities	2,682,471	(744,699)	1,937,772	1,200,000		3,137,772

STOCKHOLDERS’ EQUITY:
Common stock	3,166	—	3,166	(405	)(b)	2,761
Additional paid-in capital	783,793	—	783,793	(24,324	)(b)	759,469
Accumulated other comprehensive income	1,740	—	1,740	—		1,740
Retained earnings	1,836,442	—	1,836,442	(1,475,271	)(b)	361,171
Less treasury shares, at cost	(792,192)	—	(792,192)	—		(792,192)

Total stockholders’ equity	1,832,949	—	1,832,949	(1,500,000)		332,949

Total liabilities and stockholders’ equity	$4,515,420	$(744,699)	$3,770,721	$(300,000)		$3,470,721

Book value per share	$6.66					$1.42	(c)

(a)	These adjustments and reclassifications give effect to the consummation of the P&A Transaction. The nature of this transaction and these adjustments are further described in our Current Report on Form 8-K filed with the SEC on September 1, 2015, which is incorporated herein by reference.
(b)	Reflects the Repurchase of 40.5 million Shares at $37.00 per Share, the maximum Purchase Price in the Offer, for an aggregate purchase price of $1.5 billion. Assumes the Financing consists of $300 million of cash on hand and $1.2 billion in borrowings under the 2015 Credit Facility. The 2015 Credit Facility is expected to have a term of 5 years. We may determine to substitute some or all of the borrowings under the 2015 Credit Facility with other incremental debt issued on or prior to the closing of the Offer to fund the Repurchase. Any other debt issuances may be on terms that differ from the 2015 Credit Facility, including interest that may be at rates higher than the assumed rate on the 2015 Credit Facility. We may determine to vary the mix of cash, borrowings and other incremental debt to fund the Repurchase at the time of the consummation thereof.
(c)	Pro forma book value per share reflects pro forma stockholders’ equity at April 30, 2015 of $332.9 million divided by pro forma Shares outstanding at April 30, 2015 calculated as follows:

(shares in thousands)	Assumes $37.00 purchase price	Assumes $32.25 purchase price
Shares issued at April 30, 2015, as reported	316,628	316,628
Less: Treasury shares, as reported	(41,353)	(41,353)

Shares outstanding at April 30, 2015, as reported	275,275	275,275
Less: Shares assumed repurchased and retired (see (b) above)	(40,541)	(46,512)

Pro Forma shares outstanding at April 30, 2015	234,734	228,763
Book value per share	$1.42	$1.46

The ratio of earnings to fixed charges for the fiscal year ended April 30, 2015 on a pro forma basis after giving effect to the Transactions would have been 6.0.

	As Reported	Pro Forma for the Offer
Pretax income from continuing operations	$742,805	$690,483
Add: Fixed charges	116,977	138,197

Total earnings before income taxes and fixed charges	$859,782	$828,680

Ratio of earnings to fixed charges	7.4	6.0

12.	Interests of Directors, Executive Officers and Affiliates; Recent Securities Transactions; Transactions and Arrangements Concerning the Shares.

Beneficial Ownership. As of August 31, 2015, the last full trading day before we announced our intention to make the Offer, we had 276,359,906 issued and outstanding Shares. If the Offer is fully subscribed at the maximum Purchase Price, the 40,540,541 Shares that the Company would purchase in the Offer represent approximately 14.7% of the Shares issued and outstanding on August 31, 2015. If the Offer is fully subscribed at the minimum Purchase Price, the 46,511,628 Shares that the Company would purchase in the Offer represent approximately 16.8% of the Shares issued and outstanding on August 31, 2015.

Our directors and executive officers do not intend to tender their Shares in the Offer. As of August 31, 2015, our directors and executive officers as a group (14 persons) beneficially owned, as defined in accordance with the rules of the SEC, an aggregate of approximately 3,373,878 Shares (including Shares that such persons had the right to purchase within 60 days of August 31, 2015 pursuant to outstanding options and share unit balances for each such person), representing approximately 1.22% of the total number of issued and outstanding Shares (including the Shares and share units referred to in the preceding parenthetical). Accordingly, assuming the completion of the Offer, the proportional holdings of our directors and executive officers will increase. Further, our directors and executive officers may, in compliance with applicable law and subject to any applicable restrictions on transfer, sell their Shares in open market transactions at prices that may or may not be more favorable than the Purchase Price to be paid to our shareholders in the Offer.

The following table shows the number of shares of common stock beneficially owned by (i) each of our directors, (ii) each of our executive officers and (iii) all directors and executive officers as a group. The address of each of our directors and executive officers is care of H&R Block, Inc., One H&R Block Way, Kansas City, Missouri 64105. We based the share amounts on each person’s beneficial ownership of our Shares as of August 31, 2015. The number of Shares beneficially owned is determined under rules of the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any Shares as to which the individual has either sole or shared voting power or investment power and also any Shares that the individual has the right to acquire within 60 days through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power with respect to Shares set forth in the following table:

Name	Beneficially Owned(1)		Number of Shares Share Units and Share Equivalents(2)	Total	Percent of Class
Jeffrey T. Brown	273,751		—	273,751	*
Paul J. Brown	3,200		28,108	31,308	*
William C. Cobb	1,822,895		12,142	1,835,037	*
Robert A. Gerard	11,000		94,025	105,025	*
Thomas A. Gerke	200,372		—	200,372	*
Jason L. Houseworth	136,498		3,179	139,677	*
Delos L. (“Kip”) Knight, III	93,509		—	93,509	*
David B. Lewis	20,000		55,883	75,883	*
Gregory J. Macfarlane	350,164		—	350,164	*
Victoria J. Reich	3,500	(3)	28,108	31,608	*
Bruce C. Rohde	10,000		40,598	50,598	*
Tom D. Seip	28,988		55,883	84,871	*
Christianna Wood	12,580		51,387	63,967	*
James F. Wright	10,000		28,108	38,108	*
All directors and executive officers as a group (14 persons)	2,976,457	(4)(5)	397,421	3,373,878	1.22%

*	Does not exceed 1% based on shares of our common stock outstanding as of August 31, 2015, adjusted as required by the rules promulgated by the SEC.
(1)	Includes shares that on August 31, 2015 the specified person had the right to purchase within 60 days of August 31, 2015 pursuant to options granted in connection with the Company’s 1989 Stock Option Plan for Outside Directors, the 2003 Plan or the 2013 Plan, as follows: Mr. J. Brown, 209,582 shares, Mr. Cobb, 1,188,440 shares; Mr. Gerke, 122,380 shares; Mr. Houseworth, 73,373 shares; Mr. Knight, 67,795 shares; Mr. Lewis, 16,000 shares; Mr. Macfarlane, 255,320 shares; and Mr. Seip, 16,000 shares.
(2)	These amounts reflect share unit balances in the Company’s Deferred Compensation Plan for Directors, the Company’s Deferred Compensation Plan for Executives, the 2008 Deferred Stock Unit Plan for Outside Directors and/or the 2013 Plan. The value of the share units mirrors the value of the Company’s common stock. The share units do not have voting rights.

(3)	Ms. Reich shares voting and investment powers as to these shares.
(4)	Includes shares held by certain family members of such directors and officers or in trusts or custodianships for such members (directly or through nominees) in addition to 1,948,890 shares which such directors and officers have the right to purchase as of August 31, 2015 pursuant to options granted in connection with the Company’s stock option plans.
(5)	All shares are held with sole voting and investment powers unless otherwise noted.

The following table sets forth the name, address and share ownership of each person or organization known to the Company to be the beneficial owner of more than 5% of the outstanding common stock of the Company.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Common Stock Outstanding(1)
FMR LLC 245 Summer Street Boston, Massachusetts 02210	24,737,531	(2)	8.98%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	22,845,468	(3)	8.30%
BlackRock, Inc. 55 East 52nd Street New York, New York 10022	14,645,596	(4)	5.32%

(1)	Applicable percentages based on shares of our common stock outstanding as of June 30, 2015.
(2)	Information as to the number of shares is as of December 31, 2014 and is furnished in reliance on the Schedule 13G/A of FMR LLC filed on February 13, 2015. The Schedule 13G/A indicates that the number of share beneficially owned includes 299,220 shares with sole voting power and 24,737,531 shares with sole dispositive power. On August 25, 2015, FMR LLC filed a Schedule 13F-HR/A which indicates that, as of June 30, 2015, the number of shares with shared defined investment discretion with sole voting authority are 271,367 and with no voting authority are 15,339,084.
(3)	Information as to the number of shares is as of December 31, 2014 and is furnished in reliance on the Schedule 13G/A of The Vanguard Group, Inc. filed on February 11, 2015. The Schedule 13G/A indicates that the number of shares beneficially owned includes 471,373 shares with sole voting power, 22,405,077 shares with sole dispositive power, and 440,391 shares with shared dispositive power. On August 13, 2015, Vanguard Group, Inc. filed a Schedule 13F-HR which indicates that, as of June 30, 2015, the number of shares with shared defined investment discretion with sole voting authority are 373,521, with shared voting authority are 7,300 and with no voting authority are 68,320. Additionally, the number of shares with sole defined investment discretion with sole voting authority are 99,302 and the number with no voting authority are 22,221,907.
(4)	Information as to the number of shares is as of December 31, 2014 and is furnished in reliance on the Schedule 13G of BlackRock, Inc. filed on February 6, 2015. The Schedule 13G indicates that the number of shares beneficially owned includes 12,409,688 shares with sole voting power and 14,645,596 shares with sole dispositive power. On August 7, 2015, BlackRock, Inc. filed a Schedule 13F-HR which indicates that, as of June 30, 2015, the number of shares with sole defined investment discretion with sole voting authority are 1,157,506, and with no voting authority are 274,192.

Recent Securities Transactions. Based on the Company’s records and information provided to the Company by its directors, executive officers, affiliates and subsidiaries, neither the Company, nor, to the best of the Company’s knowledge, any directors or executive officers of the Company or any associates or subsidiaries of the Company, has effected any transactions in Shares during the 60 day period before the date hereof.

Equity Award Plans. As of July 31, 2015, the end of the Company’s most recent fiscal quarter, the Company had two stock-based compensation plans: the 2013 Plan and the 2000 Employee Stock Purchase Plan. Our shareholders have approved all of the Company’s current stock-based compensation plans. Our shareholders approved the 2013 Plan in September 2012 to replace the 2003 Plan, effective January 1, 2013, at which time the 2003 Plan and the H&R Block, Inc. 2008 Deferred Stock Unit Plan for Outside Directors (the “DSU Plan”) terminated except with respect to outstanding awards thereunder. The 2003 Plan was approved by our shareholders in September 2002 to replace the 1993 Long-Term Executive Compensation Plan, effective July 1, 2003. Our shareholders approved the DSU Plan in September 2008 to replace the 1989 Stock Option Plan for Outside Directors, which terminated upon the DSU Plan’s effectiveness, except with respect to outstanding awards thereunder. The following table provides information about the Company’s common stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of July 31, 2015, the end of the Company’s most recent fiscal quarter.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (A) (# 000)	Weighted-average exercise price of outstanding options, warrants, and rights (B) ($)	Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (A) (C) (# 000)
Equity compensation plans approved by security holders	2,453	$17.42	8,883
Equity compensation plans not approved by security holders	—	—	—

Total	2,453	$17.42	8,883

Share Repurchase Program. On September 1, 2015, the Company announced a share repurchase program approved by the Board of Directors to repurchase up to $3.5 billion of Shares, effective through June 2019. The Company intends to repurchase its Shares over time through a combination of the Offer and open market purchases, and may also repurchase shares through private transactions, exchange offers, additional tender offers or other means.

Director Compensation. In fiscal year 2015, deferred stock units (“DSUs”) were granted to non-employee directors pursuant to the 2013 Plan. The number of DSUs credited to a non-employee director’s account pursuant to an award under the 2013 Plan is determined by dividing the dollar amount of the award by the average current market value per share of the Company’s common stock for the ten consecutive trading dates ending on the date the DSUs are granted to the non-employee director.

Employment and Executive Agreements.

The Company has an employment agreement with one of its named executive officers, as described below.

William C. Cobb’s Employment Agreement. William C. Cobb entered into an Employment Agreement effective May 16, 2011 (the “Cobb Agreement”) to serve as the Company’s President and Chief Executive Officer, which was subsequently amended as described below. The Cobb Agreement includes the following: an initial base salary of $950,000; participation in the Company’s Short Term Incentive (“STI”) compensation plan with a target incentive award equal to 125% of base salary; sign-on awards of cash and equity; and reimbursement of expenses in relation to the relocation of his family to the greater Kansas City area as provided under the Company’s standard executive relocation policy. The Company also provides Mr. Cobb with other customary health and employment benefits. A copy of the Cobb Agreement was filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on April 29, 2011.

The Cobb Agreement was amended on January 4, 2013 via a letter agreement (the “2013 Letter Agreement”). The 2013 Letter Agreement modifies Mr. Cobb’s participation in the Company’s STI compensation plan by removing the reference to “such higher amount as permitted by the annual STI Plan” and instituting a set maximum of 175% of Mr. Cobb’s target STI compensation, subject to any limitations contained in the applicable STI plan. Additionally, the 2013 Letter Agreement modifies the change in control definition set forth in the Cobb Agreement to match the change in control definition set forth in the equity award agreements entered into pursuant to the 2013 Plan.

The Cobb Agreement was further amended on July 15, 2014 via a letter agreement (the “2014 Letter Agreement”). The 2014 Letter Agreement extends the term of the Cobb Agreement to September 1, 2016. It also modifies Mr. Cobb’s participation in the Company’s STI compensation plan by increasing the set maximum of 175% of Mr. Cobb’s target STI compensation to 200% of his target STI compensation, subject to any limitations contained in the applicable STI plan. Additionally, the 2014 Letter Agreement extends the terms of Mr. Cobb’s post-employment non-hiring, non-solicitation, and non-competition restrictive covenants from one year following his last date of employment to two years following his last date of employment. The 2014 Letter Agreement also modifies the clawback provisions providing that, to the extent future laws or applicable stock exchange listing standards require more expansive clawback provisions, the more expansive provisions will be deemed incorporated into the Cobb Agreement and, to the extent more onerous, the more expansive provisions will be deemed to supersede the existing clawback provisions.

The Cobb Agreement was further amended on June 18, 2015 via a letter agreement to extend the term of the Cobb Agreement to September 1, 2018. Except for the amendments described above, the terms of the Cobb Agreement remain unchanged.

Equity Award Agreements. From time to time, the Company enters into equity award agreements with its executive officers which provide for the grant of equity awards under the Equity Plans.

Executive Severance Plan. Messrs. Jeffrey Brown, Thomas Gerke, Kip Knight, Jason Houseworth, and Gregory Macfarlane, each an executive officer of the Company, participate in the H&R Block, Inc. Executive Severance Plan (the “Executive Severance Plan”). Pursuant to the Cobb Agreement, Mr. Cobb participates in the Executive Severance Plan only if and to the extent that the benefits related to equity awards thereunder exceed those contained in his employment agreement. Effective November 8, 2013, and with respect to equity awards granted on or after March 5, 2013, the terms of the applicable equity award agreements govern the treatment of equity. If a “Participant” (as defined in the Executive Severance Plan) incurs a “Qualifying Termination” (as defined in the Executive Severance Plan), then: (i) a Participant shall forfeit any stock options, restricted shares and restricted share unit awards granted after July 11, 2010 that are not vested as of the separation date; and (ii) a Participant shall be entitled to a pro-rata award of any outstanding performance shares (including performance share units and market stock units) as of his or her separation date based on the achievement of the performance goals at the end of the applicable performance period. If a Participant incurs a “Change in Control Termination” (as defined in the Executive Severance Plan), then: (i) the Participant becomes vested in all outstanding stock options, restricted shares, and restricted share unit awards; and (ii) a Participant shall be entitled to a pro-rata award of any outstanding performance shares (including performance share units and market stock units) as of his or her separation date based on the achievement of the performance goals at the end of the applicable performance period.

General. Except as otherwise described herein, neither the Company nor, to the best of the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any agreement, arrangement or understanding with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of the securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations. For detailed descriptions of the arrangements disclosed above, please see our periodic and current reports and proxy statements filed with the SEC. In addition, to the extent required by SEC rules, copies of the agreements or forms of the agreements disclosed above have been filed with the SEC.

13.	Certain Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of the Shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition of the Shares as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offer to accept Shares for payment and pay for Shares are subject to certain conditions. See Section 7.

14.	Certain U.S. Federal Income Tax Consequences.

The following is a discussion of certain U.S. federal income tax consequences of our repurchase of Shares pursuant to the Offer. This discussion applies only to Shares held as capital assets for U.S. federal income tax purposes and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, such as:

•	financial institutions;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of accounting with respect to Shares;

•	persons holding Shares as part of a “straddle,” hedge, integrated transaction or similar transaction;

•	persons for whom the sale of Shares pursuant to the Offer would constitute a “wash sale”;

•	persons holding Shares received as compensation (including Shares acquired upon the exercise of options);

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other pass-through entities for U.S. federal income tax purposes; and

•	tax-exempt entities.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, changes to any of which subsequent to the date of this Offer to Purchase may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes.

You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

U.S. Holders.

This section applies to you if you are a “U.S. Holder.” A U.S. Holder is a beneficial owner of Shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

Characterization of the Repurchase of Shares Pursuant to the Offer. A repurchase of Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder who participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the Shares or as receiving a dividend distribution from us.

Under section 302 of the Code, a U.S. Holder will recognize gain or loss on a sale of Shares for cash if the sale (i) results in a “complete termination” of all such U.S. Holder’s equity interest in us, (ii) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (together, as described below, the “Section 302 Tests”). In applying the Section 302 Tests, a U.S. Holder must take account of stock that such U.S. Holder constructively owns under attribution rules set forth in section 318 of the Code, pursuant to which the U.S. Holder will be treated as owning Shares owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and our stock that the U.S. Holder has the right to acquire by exercise of an option. A sale of Shares for cash pursuant to the Offer will be a “complete termination” of a U.S. Holder’s equity interest in us if the U.S. Holder owns none of our Shares either actually or constructively (taking into account any effective waivers of attribution from family members) immediately after the sale. A sale of Shares for cash will be a substantially disproportionate redemption with respect to a U.S. Holder if the percentage of the then outstanding voting stock owned by such U.S. Holder in us immediately after the sale is less than 80% of the percentage of the voting stock owned by such U.S. Holder in us immediately before the sale. If a sale of Shares for cash fails to satisfy either the “complete termination” or “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. A sale of Shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in us. A sale of Shares for cash that results in a reduction of the proportionate equity interest in us of a U.S. Holder whose relative equity interest in us is minimal (an interest of less than one percent should satisfy this requirement) and who does not exercise any control over or participate in the management of our corporate affairs should be treated as “not essentially equivalent to a dividend.” U.S. Holders should consult with their tax advisors regarding the application of the rules of section 302 in their particular circumstances.

Contemporaneous dispositions or acquisitions of Shares by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 Tests have been satisfied and whether gain or loss may be recognized. Each U.S. Holder should be aware that, because proration may occur in the Offer, even if all the Shares actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer, fewer than all of such Shares may be purchased by us. Thus, proration may affect whether the surrender of Shares by a U.S. Holder pursuant to the Offer will meet any of the Section 302 Tests. See Section 6 for information regarding an option to make a conditional tender of a minimum number of Shares. U.S. Holders are urged to consult with their tax advisors regarding whether to make a conditional tender of a minimum number of Shares, and the appropriate calculation thereof.

Sale or Exchange Treatment. If a U.S. Holder is treated as recognizing gain or loss from the sale of the Shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such

U.S. Holder’s adjusted basis in the Shares exchanged therefor. U.S. Holders that acquired different blocks of Shares at different times or at different prices will need to calculate their adjusted tax basis in each block of Shares tendered and disposed of in the Offer to calculate their gain or loss. The application of these rules to a shareholder that tendered Shares acquired at different times or at different prices is complex, and any such shareholder should consult its tax advisor regarding the calculation of its gain or loss on the Shares disposed of in the Offer for cash. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares disposed of exceeds one year as of the date of the sale. Long-term capital gains of non-corporate U.S. Holders will generally be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Distribution Treatment. If a U.S. Holder is not treated under the Section 302 Tests as recognizing gain or loss on a sale of Shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the Offer will be treated as a dividend to the extent of our available current and accumulated earnings and profits, as determined for these purposes. Provided certain holding period requirements are satisfied, non-corporate U.S. Holders generally will be eligible for reduced rates of taxation on amounts treated as dividends. To the extent that cash received in the Offer is treated as a dividend to a corporate U.S. Holder (i) it will be eligible for a dividends-received deduction (subject to applicable limitations) and (ii) it will be subject to the “extraordinary dividend” provisions of the Code. U.S. Holders should consult with their tax advisors concerning the rules discussed in this paragraph in light of their particular circumstances.

To the extent that amounts received pursuant to the Offer (that are not treated as proceeds from the sale of Shares under the Section 302 Tests) exceed our available current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the adjusted basis of such U.S. Holder’s Shares, and any amounts in excess of the U.S. Holder’s adjusted basis will constitute capital gain. Shareholders that do not dispose of all of their Shares pursuant to the Offer should consult with their tax advisors regarding the proper method for recovering tax basis in their Shares and computing capital gain. Any remaining adjusted basis in the Shares tendered will be transferred to any remaining Shares held by such U.S. Holder.

Non-U.S. Holders.

This section applies to you if you are a Non-U.S. Holder. You are a Non-U.S. Holder if for U.S. federal income tax purposes you are a beneficial owner of Shares that is:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

You are not a Non-U.S. Holder if you are a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition of Shares, or if you are a former citizen or former resident of the United States, in either which cases you should consult your tax adviser regarding the U.S. federal income tax consequences of the sale of Shares pursuant to the Offer.

Withholding on Purchase Price. Because we may not know the extent to which a payment made pursuant to the Offer is a dividend for U.S. federal income tax purposes at the time it is made, the applicable withholding agent generally will presume, for withholding purposes, that the entire amount received by a Non-U.S. Holder participating in the Offer is a dividend distribution from us. Accordingly, a Non-U.S. Holder should expect that the applicable withholding agent will withhold U.S. federal income taxes equal to 30% of the gross payments payable to a Non-U.S. Holder unless the applicable withholding agent determines that (i) a reduced rate of withholding is available pursuant to a tax treaty and the payment is not subject to withholding under FATCA (see discussion below on FATCA withholding taxes) or (ii) that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the applicable withholding agent a validly completed and executed IRS Form W-8ECI. The applicable withholding agent will determine a holder’s status as a Non-U.S. Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Forms W-8BEN, W-8BEN-E or W-8ECI) unless facts and circumstances indicate that such reliance is not warranted. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-U.S. Holder meets one of the Section 302 Tests described above or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% withholding or a treaty-reduced rate of withholding. Non-U.S. Holders are urged to consult with their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

FATCA Withholding Taxes. Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends by U.S. corporations to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the U.S. and the entity’s jurisdiction may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Any amounts withheld under FATCA may be credited against the 30% withholding tax discussed in the preceding paragraph.

For the reasons noted above under “Withholding on Purchase Price,” it is generally expected that the applicable withholding agent will treat the entire amount payable to a Non-U.S. Holder as a dividend distribution from us. Accordingly, the applicable withholding agent generally will withhold U.S. federal income taxes equal to 30% of the gross proceeds payable to the Non-U.S. Holder, unless such Non-U.S. Holder provides to the applicable withholding agent a validly completed and executed IRS Form W-8BEN, W-8BEN-E or W-8ECI (or other applicable IRS Form W-8) demonstrating that FATCA withholding is not warranted. If the applicable withholding agent withholds tax under FATCA, it will not also withhold the 30% U.S. federal income tax described under “Withholding on Purchase Price” above. Non-U.S. Holders are urged to consult with their tax advisors regarding the effect, if any, of the FATCA provisions on them based on their particular circumstances.

Information Reporting and U.S. Federal Backup Withholding.

Payments made to shareholders pursuant to the Offer generally will be subject to information reporting and may be subject to backup withholding. To prevent the potential imposition of U.S. federal backup withholding (currently, at a rate of 28%) on the gross proceeds payable to a tendering beneficial owner pursuant to the Offer, prior to receiving such payments, each beneficial owner not tendering through DTC using ATOP must submit to the Depositary a correct, validly completed and executed IRS Form W-9 in the case of a U.S. Holder, or applicable IRS Form W-8 in the case of a Non-U.S. Holder, or otherwise establish an exemption from backup withholding. A beneficial owner using the ATOP procedures to tender its Shares does not have to provide an IRS Form W-9 or W-8 to the Depositary; if, however, such beneficial owner does not have a valid IRS Form W-9 or W-8 on file with its bank or broker through which it holds its Shares, then such beneficial owner needs to provide a new IRS Form W-9 or W-8 to its bank or broker.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against the beneficial owner’s U.S. federal income tax liability, if any, and may entitle the beneficial owner to a refund, so long as the required information is timely furnished to the IRS.

15.	Effects of the Offer on the Market for Shares; Registration under the Exchange Act.

The purchase by H&R Block of Shares under the Offer will reduce our “public float” (the number of Shares owned by non-affiliate shareholders and available for trading in the securities markets). This reduction in our public float may result in lower stock prices and/or reduced liquidity in the trading market for the Shares following completion of the Offer. In addition, the Offer may reduce the number of H&R Block shareholders. Shareholders may be able to sell non-tendered Shares in the future, on the NYSE or otherwise, at a net price higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell such Shares in the future.

We anticipate that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for such Shares. Based upon published guidelines of the NYSE, we do not believe that our purchase of Shares under the Offer will cause the remaining outstanding Shares to be delisted from the NYSE.

The Shares are now “margin securities” under the rules of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). This classification has the effect, among other things, of allowing brokers to extend credit to their customers using the Shares as collateral. We believe that, following the purchase of Shares under the Offer, the Shares remaining outstanding will continue to be margin securities for purposes of the Federal Reserve Board’s margin rules and regulations.

The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders.

16.	Extension of the Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension.

We also expressly reserve the right, in our sole discretion, to terminate the Offer and not accept for payment and not pay for any Shares not theretofore accepted for payment or paid for, or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of an Offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the notice of the amendment must be issued no later than 9:00 A.M., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. In addition, we would file such press release as an exhibit to the Schedule TO.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules provide that the minimum period during which a tender offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If:

•	we increase or decrease the price to be paid for Shares or increase or decrease the value of Shares sought in the offer (and thereby increase or decrease the number of Shares being sought in the Offer) and, in the event of an increase in the value of Shares purchased in the Offer, the increase exceeds 2% of the Shares outstanding, and

•	the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given in the manner specified in this Section 16, then in each case the Offer will be extended until the expiration of the period of at least ten business days from, and including, the date that such notice of an increase or decrease is first published, sent or given to the shareholders in the manner specified in this Section 16. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

17.	Fees and Expenses.

We have retained J.P. Morgan Securities LLC to act as the Dealer Manager in connection with the Offer, which will receive a customary fee for providing these services. We also have agreed to reimburse the Dealer Manager for reasonable out-of-pocket expenses incurred in connection with the Offer, including fees and expenses of counsel, and to indemnify each of them against liabilities in connection with the Offer, including liabilities under the federal securities laws.

The Dealer Manager and its affiliates have rendered, and may in the future render, various investment banking, lending and commercial banking services and other advisory services to us or our subsidiaries. The Dealer Manager has received, and may in the future receive, customary compensation from us or our subsidiaries for such services. An affiliate of the Dealer Manager is an agent and lender under the 2012 Credit Facility, and it is anticipated that the Dealer Manager will be an agent and lender under the 2015 Credit Facility. In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, the Dealer Manager and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities. The Dealer Manager may from time to time hold Shares in its proprietary accounts, and, to the extent it owns Shares in these accounts at the time of the Offer, the Dealer Manager may tender the Shares pursuant to the Offer.

We have retained Georgeson Inc. to act as Information Agent in connection with the Offer. As Information Agent, Georgeson Inc. may contact holders of Shares by mail, telephone, facsimile and personal interviews and may request brokers, dealers, commercial banks, trust companies or other nominee shareholders to forward materials relating to the Offer to beneficial owners. Georgeson Inc., in its capacity as Information Agent, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

We have retained Wells Fargo Bank, N.A. to act as Depositary in connection with the Offer. Wells Fargo Bank, N.A., in its capacity as Depositary, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

Certain officers and employees of the Company may render services in connection with the Offer but they will not receive any additional compensation for such services.

We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer. Shareholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs may apply if shareholders tender Shares through such nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as the agent of the Company, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on the purchase of Shares in the Offer, except as otherwise described in Section 5.

18.	Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of the jurisdiction.

Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as set forth in Section 10 with respect to information concerning the Company.

We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase, the related Letter of Transmittal or the other Offer materials. If given or made, you should not rely on that information or representation as having been authorized by us, the Dealer Manager, the Depositary or the Information Agent.

H&R Block, Inc.

September 2, 2015

The Depositary for the Offer is:

Wells Fargo Bank, N.A.

By Mail: BY 5:00 P.M. New York City time on Expiration Date Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions P.O. Box 64858 St. Paul, Minnesota 55164-0858

By Hand or Overnight Courier:

BY 5:00 P.M. New York City time on Expiration Date

Wells Fargo Bank, N.A.

Shareowner Services

Voluntary Corporate Actions

1110 Centre Pointe Curve, Suite 101

Mendota Heights, Minnesota 55120

Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers as set forth below. Any requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other Offer materials may be directed to the Information Agent. A holder may also contact such holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Georgeson Inc.

480 Washington Blvd., 26th Floor

Jersey City, New Jersey 07310

Call Toll-Free: (866) 695-6078

Direct: (781) 575-2137

The Dealer Manager for the Offer is:

J.P. Morgan

383 Madison Avenue

New York, New York 10179

Call Toll-Free: (877) 371-5947

Direct: 212-622-4401